Execution Version

LOAN AGREEMENT
dated as of May 6, 2019
by and between
3032 WILSHIRE INVESTORS LLC,
a Colorado limited liability company
(as Borrower)
and
READYCAP COMMERCIAL, LLC,
a Delaware limited liability company, d/b/a
Ready Capital Structured Finance
(as Lender)

Premises:
3032 Wilshire Boulevard
Santa Monica, California

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS; PRINCIPLES OF CONSTRUCTION    1

Section 1.1.	Definitions 11

Section 1.2.	Location of Additional Defined Terms 11

Section 1.3.	Principles of Construction 13
ARTICLE 2 THE LOAN    13

Section 2.1.	The Loan 13

Section 2.2.	Interest Rate; Payments; Prepayment. 14

Section 2.3.	Extension Option 14

Section 2.4.	Origination Fee; Exit Fee. 14
ARTICLE 3 RESERVE ACCOUNTS; RESTRICTED ACCOUNT; CASH COLLATERAL ACCOUNT    14

Section 3.1.	Reserve Accounts Generally. 14

Section 3.2.	Interest Reserve Funds. 15

Section 3.3.	Operating Expense Reserve Funds; Tax and Insurance Monthly Installment.

Section 3.4.	Capital Expenditures Reserve Funds. 17

Section 3.5.	Tenant Improvements/Leasing Commissions Reserve Funds. 18

Section 3.6.	Replacement Costs Reserve Account. 19

Section 3.7.	Deposit Account; Excess Cash Flow Account. 19

Section 3.8.	Minimum Disbursement Amount; Waiver of Minor Non-Compliance; Reallocations Among Reserves 22

Section 3.9.	Interest on Reserve Accounts; Use of Remaining Reserve Funds; Refund of Remaining Funds

Section 3.10.	Sole Dominion and Control

Section 3.11.	Security Interest

Section 3.12.	Rights on Default

Section 3.13.	Financing Statement; Further Assurances

Section 3.14.	Borrower’s Obligation Not Affected

Section 3.15.	Property Inspections; Draw Requests

Section 3.16.	Interest Rate Protection Agreement
ARTICLE 4 REPRESENTATIONS AND WARRANTIES    25

Section 4.1.	Organization 25

Section 4.2.	Authorization 25

Section 4.3.	Enforceability 25

Section 4.4.	Litigation 25

Section 4.5.	Full and Accurate Disclosure 25

Section 4.6.	Compliance 26

Section 4.7.	ERISA 26

Section 4.8.	Not Foreign Person 26

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Section 4.9.	Investment Company Act; Public Utility Holding Company Act 26

Section 4.10.	Title to the Property; Liens 26

Section 4.11.	Condemnation 27

Section 4.12.	Utilities and Public Access 27

Section 4.13.	Separate Lots 27

Section 4.14.	Assessments; Use Fees 27

Section 4.15.	Flood Zone 27

Section 4.16.	Physical Condition 27

Section 4.17.	Title Insurance 27

Section 4.18.	Leases and Rents 28

Section 4.19.	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws 28

Section 4.20.	Organizational Chart 28

Section 4.21.	Property 28

Section 4.22.	Intentionally Deleted. 28

Section 4.23.	Insurance 29

Section 4.24.	Federal Reserve Regulations 29

Section 4.25.	Taxes 29

Section 4.26.	Employer Identification Number 29

Section 4.27.	Solvency 29

Section 4.28.	Business Purposes 30

Section 4.29.	Forfeiture 30

Section 4.30.	No Defaults 30

Section 4.31.	Survival of Representations 30
ARTICLE 5 COVENANTS    30

Section 5.1.	Compliance with Legal Requirements; Impositions and Other Claims; Contests. 30

Section 5.2.	Maintenance; Waste; Alterations 31

Section 5.3.	Access to Property and Records 31

Section 5.4.	Management of Property 31

Section 5.5.	Financial and Other Reporting. 32

Section 5.6.	Leases. 34

Section 5.7.	Place of Business; State of Organization; Operations 35

Section 5.8.	Zoning; Joint Assessment 35

Section 5.9.	Equity Requirements 35

Section 5.10.	Notice of Default 35

Section 5.11.	Litigation 35

Section 5.12.	Performance by Borrower 35

Section 5.13.	Guarantor Financial Covenants 36

Section 5.14	Performance Threshold

Section 5.15.	Bringdown of Certain Representations and Warranties 36
ARTICLE 6 TRANSFERS AND CHANGE OF BUSINESS    36

Section 6.1.	Transfers 36

Section 6.2.	Other Indebtedness 38

Section 6.3.	Single-Purpose Entity; Change In Business 38
ARTICLE 7 INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION    38

Section 7.1.	Types of Insurance 38

Section 7.2.	Insurer Ratings 42

Section 7.3.	General Insurance Requirements. 42

Section 7.4.	Certificates of Insurance and Delivery of Policies 43

Section 7.5.	Restoration Proceeds. 43

Section 7.6.	Restoration 44

Section 7.7.	Disbursement. 46

Section 7.8.	Qualified Amount 46
ARTICLE 8 DEFAULTS    47

Section 8.1.	Event of Default 47

Section 8.2.	Remedies 48

Section 8.3.	Remedies Cumulative 48

Section 8.4.	Lender Appointed Attorney-In-Fact 49

Section 8.5.	Lender’s Right to Perform 49
ARTICLE 9 ENVIRONMENTAL PROVISIONS    49

Section 9.1.	Environmental Representations and Warranties 49

Section 9.2.	Environmental Covenants 50

Section 9.3.	Environmental Cooperation and Access 50

Section 9.4.	Environmental Indemnity 50

Section 9.5.	Duty to Defend 51
ARTICLE 10 SPECIAL PROVISIONS    51

Section 10.1.	Transfer of Loan 51

Section 10.2.	Cooperation 52

Section 10.3.	Servicer 52

Section 10.4.	Restructuring of Loan. 53

Section 10.5.	Lender Register 54

Section 10.6.	Participant Register 54
ARTICLE 11 MISCELLANEOUS    55

Section 11.1.	Survival 55

Section 11.2.	Lender’s Discretion 55

Section 11.3.	Governing Law; Submission to Jurisdiction. 55

Section 11.4.	Modification, Waiver in Writing 56

Section 11.5.	Delay Not a Waiver 56

Section 11.6.	Notices 56

Section 11.7.	Trial By Jury 57

Section 11.8.	Headings 58

Section 11.9.	Severability 58

Section 11.10.	Preferences 58

Section 11.11.	Waiver of Notice 58

Section 11.12.	Remedies of Borrower 58

Section 11.13.	Exhibits Incorporated 58

Section 11.14.	Offsets, Counterclaims and Defenses 58

Section 11.15.	No Joint Venture or Partnership 59

Section 11.16.	Waiver of Marshalling of Assets Defense 59

Section 11.17.	Waiver of Counterclaim 59

Section 11.18.	Construction of Documents 59

Section 11.19.	Brokers and Financial Advisors 59

Section 11.20.	Counterparts 59

Section 11.21.	Estoppel Certificates 59

Section 11.22.	Bankruptcy Waiver 60

Section 11.23.	Entire Agreement 60

Section 11.24.	Liability and Indemnification. 60

Section 11.25.	Publicity 61

Section 11.26.	Time of the Essence 61

Section 11.27.	Taxes 61

Section 11.28.	Further Assurances 62

Section 11.29.	Permanent Financing 62
SCHEDULES AND EXHIBITS

Schedule 1 - Leasing Guidelines
Schedule 2 - Loan Documents
Schedule 3 - Approved Annual Budget
Schedule 4 - Approved Capital Expenditures Budget
Schedule 5 – Rent Roll
Schedule 6 - List of Environmental Reports

Exhibit A-1 – Borrower Compliance Certificate
Exhibit A-2 - SRT Guarantor Compliance Certificate
Exhibit B - Deposit Account Information
Exhibit C – Disbursement Conditions
Exhibit D - Excess Cash Flow Account Information
Exhibit E - Definition of Single-Purpose Entity
Exhibit F – Tenant Direction Letter
Exhibit G – Disbursement Certification
Exhibit H – Organizational Chart of Borrower

LOAN AGREEMENT
THIS LOAN AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Agreement”), dated as of May 6, 2019 (the “Closing Date”), is made by and among READYCAP COMMERCIAL, LLC, a Delaware limited liability company, d/b/a Ready Capital Structured Finance (together with its successors and assigns, “Lender”), having an address of 1320 Greenway Drive, Suite 560, Irving, Texas 75038, and CP 3032 WILSHIRE INVESTORS LLC, a Colorado limited liability company, having an address c/o Cadence Capital Investments LLC, 6400 S. Fiddlers Green Circle, Suite 1820, Greenwood Village, Colorado 80111 (“Borrower”).
RECITALS
Borrower desires to obtain a loan (the “Loan”) from Lender in the maximum principal amount of THIRTEEN MILLION NINE HUNDRED FORTY-FOUR THOUSAND AND 00/100 DOLLARS ($13,944,000.00) (the “Loan Amount”), and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the making of the Loan by Lender, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1 Definitions. For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings. The location of additional defined terms is set forth in Section 1.2 below:
“Account Bank” means Key Bank, National Association, or any such other bank selected by Borrower (to execute and deliver the Deposit Account Control Agreement) and acceptable to Lender.
“Affiliate” of any specified Person means any other Person Controlling, Controlled by or under common Control with such specified Person.
“Approved Accounting Method” means generally accepted accounting principles or such other method of accounting approved by Lender from time to time, consistently applied.
“Approved Lease” means any Lease or proposed Lease that complies with the Leasing Guidelines (i.e., is not a Material Lease).
“Approved Lease Form” means the form of tenant lease agreement used by Borrower to lease all or any part of the Property, which Lender has approved in writing prior to its usage.
“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements and tenant allowances, which expenses (a) are (i) specifically approved by Lender in connection with approving the applicable Lease in connection with Leases that require Lender’s approval under the Loan Documents, (ii) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents (and, if requested by Lender in connection with leases for which the landlord is performing the tenant improvements, Lender shall have received and approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith), or (iii) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents and brokerage agreements.
“Borrower Compliance Certificate” means a compliance certificate substantially in the form of Exhibit A-1 annexed hereto, signed by a Responsible Officer of a Borrower.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which any of the following institutions is not open for business: (a) banks and savings and loan institutions in New York, New York, (b) the trustee under a Securitization (or, if no Securitization has occurred, Lender), (c) any Servicer, (d) the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Account, (e) the New York Stock Exchange, or (f) the Federal Reserve Bank of New York.
“Capital Expenditures” means, individually or collectively, as the case may be and the context so requires, the Hard Cost Capital Expenditures and/or the Soft Cost Capital Expenditures.
“Capital Expenditures Reserve Account” means the Reserve Account into which any of the Capital Expenditures Reserve Funds are deposited.
“Capital Expenditures Reserve Funds” means, individually or collectively, as the case may be and the context so requires, the Hard Cost Reserve Funds and/or the Soft Cost Reserve Funds.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.
“Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
“Currying Flavors Lease” means that certain Retail Lease between Borrower, as landlord, and Hasan Group, LLC a California limited liability company (d/b/a Currying Flavors), comprising approximately 857 total square feet at the Property as more specifically set forth therein.
“Debt Service” means, with respect to any particular period of time, Interest and, if applicable, principal payments due and payable under the Note and this Agreement.
“Debt Yield Ratio” means, as of any date of calculation, a ratio conveyed as a percentage in which: (a) the numerator is the Net Operating Income (which shall be calculated on the basis of the Operating Expenses and the Operating Income for a trailing period of six (6) months each (annualized and normalized)); and (b) the denominator is the Loan Amount. Lender’s calculation

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of the Debt Yield Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Deposit Account” shall mean the account established or to be established with the Account Bank pursuant to the terms of the Deposit Account Control Agreement, including all replacements or substitutions therefor, for the deposit of the Operating Income pursuant to and in accordance with Section 3.7 hereof, as identified on Exhibit B annexed hereto.
“Deposit Account Control Agreement” means that certain Deposit Account Control Agreement by and among Borrower, Lender and Account Bank to be entered into prior to or on the Closing Date, in form, scope and substance acceptable to Lender, as the same may thereafter be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Disbursement Conditions” means the specific conditions to be satisfied with respect to the disbursement of any Reserve Funds pursuant to a Draw Request, which conditions are specified on Exhibit C annexed hereto.
“Disclosure Document” means, individually or collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.
“Draw Request” means the written request to be furnished by Borrower to Lender in connection with the disbursement of any of the Reserve Funds, which written request shall be in form, scope and substance acceptable to Lender, acting reasonably.
“Eligible Account” means (a) an account maintained with a federal or state chartered depository institution or trust company whose (x) commercial paper, short-term debt obligations or other short-term deposits are rated at least “A-1” by S&P and the equivalent rating by each other Rating Agency if the deposits in such account are to be held in such account for thirty (30) days or less or (y) long-term unsecured debt obligations are rated at least “A” by S&P and the equivalent rating by each other Rating Agency if the deposits in such account are to be held in such account for more than thirty (30) days; or (b) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. § 9.10(b); or (c) an account otherwise acceptable to each Rating Agency, as evidenced by a Rating Agency confirmation relating to such account.
“Environmental Law” means any present and future applicable federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Substances or related to liability for or costs of violations of any of the foregoing, including the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act;

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the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
“Equity Requirements” means an amount equal to Eight Million Eight Hundred Five Thousand Three Hundred Thirty Five and 00/100 Dollars ($8,805,335.00).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended, modified or replaced from time to time.
“Excess Cash Flow Account” means the custodial account established with Lender for the deposit of the Net Operating Income (or the required portion thereof) pursuant to and in accordance with Section 3.7(d) hereof, as identified on Exhibit D annexed hereto.
“Exit Fee” means an amount equal to One Hundred Four Thousand Five Hundred Eighty and 00/100 Dollars ($104,580.00)(i.e., three-quarters of one per cent (0.75%) of the Loan Amount).
“First Extension Fee” means an amount equal to Thirty-Four Thousand Eight Hundred Sixty and 00/100 Dollars ($34,860.00)(i.e., one-quarter of one per cent (0.25%) of the Loan Amount).
“Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
“Fitch” means Fitch, Inc.
“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Property, or any Person with jurisdiction over Borrower or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” means, collectively, the Rothacker Guarantor and the SRT Guarantor.
“Hard Cost Capital Expenditures” means the “hard costs” incurred by Borrower in connection with capital improvements to the Property as set forth in the Approved Capital Expenditures Budget.
“Hard Cost Reserve Funds” means a portion of the Loan Amount equal to the sum of Four Million Seven Hundred Ninety-Six Thousand and 00/100 Dollars ($4,796,000.00), which shall be made available to Borrower only for the payment of Hard Cost Capital Expenditures pursuant to Section 3.4 hereof.

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“Hazardous Substance” means, without limitation, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, toxic or hazardous wastes, toxic or hazardous substances, toxic or hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that have a documented negative impact on human health or the environment, including petroleum and petroleum products, mold or fungus, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.
“Impositions” means all ground rents, if any, all taxes (including, without limitation, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), and all assessments water rates or sewer rents, if any, (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), now or hereafter levied or assessed or imposed against any and all of the Property or any part thereof.
“Indebtedness” means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.
“Indemnified Parties” means each of Lender each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor) and any Affiliate or designee of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.
“Initial Advance” means a portion of the Loan Amount equal to the sum of Seven Million One Hundred Eleven Thousand and 00/100 Dollars ($7,111,000.00), the net proceeds of which will be used to fund: (a) the refinancing of the existing loan securing the Property; (b) certain closing costs incurred by Borrower in connection with the closing of the Loan, including but not limited to the payment of the Origination Fee and any broker’s fee; (c) the Interest Reserve Funds; (d) the Operating Expense Reserve Funds; and (e) the Soft Cost Reserve Funds.

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“Interest” means any and all scheduled interest payments due and payable under the Note and this Agreement.
“Interest Rate Protection Agreement” means that certain interest rate cap agreement, dated on or before the Closing Date, between Borrower and [_____________], in form, scope and substance acceptable to Lender, and with a “strike price” of three and three-quarters of one percent (3.75%) or less, covering the Loan Amount and the period from and including the Closing Date through and including the Initial Maturity Date.
“Interest Reserve Account” means the Reserve Account into which the Interest Reserve Funds are deposited.
“Interest Reserve Funds” means a portion of the Loan Amount equal to the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00), which shall be made available to Borrower only for the payment of Interest pursuant to Section 3.2 hereof.
“Leases” means all leases, assignments, sub-leases and other agreements or arrangements affecting the use or occupancy of all or any portion of the Property now in effect or hereafter entered into (including all lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Property), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same.
“Leasing Guidelines” means the leasing guidelines applicable to the Property attached hereto as Schedule 1.
“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Property or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrower, and (d) the organizational documents of Borrower.
“Lien” means any mortgage, deed of trust, deed to secure debt, lien pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.
“LIT Lease” means that certain Retail Lease, dated September 15, 2017, between Borrower, as landlord, and Lit Fitness Group, LLC, a California limited liability company, comprising approximately 2,990 total square feet of floor area at the Property as more specifically set forth therein.
“Loan Documents” means, collectively, this Agreement and all other documents, agreements, instruments and certificates now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the documents listed on Schedule 2 attached hereto,

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as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.
“Loan to Value Ratio” means the percentage, calculated by taking a fraction, the numerator of which is the outstanding Principal Indebtedness and the denominator of which is the “as is” fair market value of the Property, as determined on the basis of an updated and current appraisal of the Property (obtained at the sole cost and expense of Borrower), which appraisal shall be acceptable to Lender (in its sole and absolute discretion). Lender’s calculation of the Loan to Value Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Losses” means any actual losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards (but specifically excluding punitive damages).
“Management Agreement” means any agreement entered into between Manager and Borrower pertaining to the management of the Property, as the same may be amended or otherwise modified from time to time in accordance with Section 5.4.
“Manager” means the Person designated as manager of the Property in the Management Agreement (if applicable), or any successor or assignee appointed in accordance with this Agreement.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, (b) a material impairment of the rights and remedies of the Lender under any of the Loan Documents, or of the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or the Guarantor of any of the Loan Documents to which it is a party.
“Material Lease” means any Lease not complying with the Leasing Guidelines, excluding immaterial deviations from the Leasing Guidelines (i.e., that is not an Approved Lease).
“Maturity Date” means the Initial Maturity Date, as the same may be extended pursuant to and in accordance with Section 2.3 hereof.
“Minimum Disbursement Amount” means an amount equal to Ten Thousand and 00/100 Dollars ($10,000.00).

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“Minimum Interest Reserve Account Amount” means an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00).
“Moody’s” means Moody’s Investors Service, Inc.
“Morningstar” means Morningstar Credit Ratings, LLC, a Pennsylvania limited liability company.
“Net Effective Rent” means, for any particular Lease, the total amount of rent payable during the term thereof, less the costs incurred by Borrower in connection with the entering into of such Lease (including, but not limited to, free rent, Tenant Improvements and Leasing Commissions), discounted to a “net present value” based upon a market discount rate, with each component of such calculation as determined by Lender, in its sole and absolute discretion.
“Net Operating Income” means the difference between the Operating Income and the Operating Expenses.
“Operating Expense Reserve Account” means the Reserve Account into which the Operating Expense Reserve Funds are deposited.
“Operating Expense Reserve Funds” means a portion of the Loan Amount equal to the sum of Ninety-Five Thousand and 00/100 Dollars ($95,000.00), which shall be made available to Borrower only for the payment of Operating Expenses pursuant to Section 3.3 hereof.
“Operating Expenses” means all cash expenses actually incurred by or charged to Borrower (appropriately pro-rated for any expenses that, although actually incurred in a particular period, also relate to other periods), with respect to the ownership, operation, leasing and management of the Property in the ordinary course of business, determined in accordance with the Approved Accounting Method, including, without limitation: (a) Impositions; (b) Premiums; (c) personal property taxes and other real estate taxes; (d) sales taxes or any tax on rents; (e) wages, salaries, payroll taxes and employee benefits; (f) costs of utility services; (g) maintenance, repair and custodial costs; (h) office supplies, other administrative expenses and professional fees; (i) costs of advertising and marketing for the Property; (j) costs of telephone service; (k) costs of garbage removal; (l) an allowance for income items that are determined to be uncollectible; (m) any compensation, fees or reimbursements paid to the property or asset manager of the Property pursuant to and in accordance with the Management Agreement; and (n) Two Thousand and 00/100 Dollars ($2,000.00) per month paid to Cadence Capital Investments LLC for accounting and administrative purposes. Notwithstanding the foregoing, Operating Expenses specifically exclude (1) costs of tenant improvements, (2) capital expenditures, (3) depreciation, (4) income taxes, (5) payments made towards Debt Service and all costs and expenses incurred in connection with the making and ongoing servicing of the Loan, (6) costs of Restoration following a Casualty or a Taking, (7) funds disbursed from any Reserve Account, and (8) any other non-cash items.
“Operating Income” means all gross cash income, revenues and consideration received or paid to or for the account or benefit of any Borrower resulting from or attributable to the operation or leasing of the Property determined in accordance with the Approved Accounting Method,

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including, without limitation: (a) the Rents (from tenants, assignees, subtenants, or parties to walkway agreements); (b) amounts (to the extent included in Operating Expenses) payable by tenants to any Borrower on account of maintenance or service charges, taxes, assessments, utilities and maintenance of the Property; (c) rents and receipts from health clubs, restaurants, licenses, concessions, vending machines, laundry machines and similar items located at or operated from the Property (d) interest income; (e) proceeds of business interruption insurance; and (f) security deposits applied to the payment of rent.
“Origination Fee” means an amount equal to One Hundred Thirty-Nine Thousand Four Hundred Forty and 00/100 Dollars ($139,440.00)(i.e., one per cent (1.00%) of the Loan Amount).
“Performance Deadline” means the date that is sixty (60) days from the Closing Date.
“Performance Threshold” shall mean both: (a) the extension (subsequent to the Closing Date) of each of the Outside Delivery Dates (as such terms are respectively defined in each of the LIT Lease and the Currying Flavors Lease), under both the LIT Lease and the Currying Flavors Lease, to a date that is not later than fourteen (14) months from the Closing Date (i.e., a maximum period of sixty (60) days from the Closing Date plus twelve (12) months); and (b) the delivery to Lender of satisfactory tenant estoppels from each of the tenants under both the LIT Lease and the Currying Flavors Lease confirming, among other things, the aforementioned extension of the Outside Delivery Dates.
“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policy insuring the Security Instrument, or any part thereof which have been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent, (d) such governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements that are of public record and that may be granted by Borrower after the Closing Date and which do not have a Material Adverse Effect, or which are approved by Lender in writing, (e) intentionally deleted, and (f) any workers’, mechanics or similar Liens on the Property provided any such Lien is discharged or bonded in accordance with the Loan Documents.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Premiums” means insurance premiums payable for insurance carried on or with respect to the Property.
“Principal Indebtedness” means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.
“Rating Agencies” means each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency which has assigned a rating to the Securities.

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“Release” with respect to any Hazardous Substance includes but is not limited to any presence, release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
“REMIC” means a “real estate mortgage investment conduit”, within the meaning of Section 860D of the Code (or any successor statute) or any substantially similar vehicle for the holding of real estate indebtedness without the incurrence of taxation.
“Remediation” includes but is not limited to any activity to (a) clean up, detoxify, decontaminate, disinfect, contain, treat, remove, respond to, correct, dispose of, transport, or otherwise remediate, prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; or (b) inspect, investigate, study, monitor, assess, audit, sample, test, or evaluate any actual, potential or threatened Release of Hazardous Substances.
“Replacement Costs” means the cost for any and all replacement site and building components, including, but not limited to, the roof and heating, ventilation, and air condition (HVAC) systems at the Property.
“Replacement Costs Reserve Account” means the account held by Lender into which the Replacements Costs Reserve Funds shall be deposited pursuant to this Agreement.
“Replacement Costs Reserve Funds” means an amount equal to the greater of $0.10 per gross square foot annually, but prorated monthly, which Borrower shall deposit in the Replacement Costs Reserve Account on a monthly basis commencing on the occurrence of Property Stabilization and continuing each month subsequent thereto, which shall be applied toward payment of Replacement Costs in accordance with the provisions of Section 3.6 hereof.
“Reserve Account Funds” means any or all of the funds deposited in the Reserve Accounts.
“Reserve Funds” means, collectively, the Capital Expenditures Reserve Funds, the Interest Reserve Funds, the Operating Expense Reserve Funds, the Tenant Improvements/Leasing Commissions Reserve Funds and the Replacement Costs Reserve Funds.
“Responsible Officer” means with respect to any Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance, member or manager of such Person, on behalf of such Person and not individually.
“Restricted Account” shall mean the account established or to be established pursuant to the terms of the Deposit Account Control Agreement, including all replacements or substitutions therefor.
“Rothacker Guarantor” means William R. Rothacker, an individual.
“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

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“Second Extension Fee” means an amount equal to Sixty-Nine Thousand Seven Hundred Twenty and 00/100 Dollars ($69,720.00)(i.e., one-half of one per cent (0.50%) of the Loan Amount).
“Securities Act” means the Securities Act of 1933, as the same shall be amended from time to time.
“Soft Cost Capital Expenditures” means the “soft costs” incurred by Borrower in connection with capital improvements to the Property as set forth in the Approved Capital Expenditures Budget.
“Soft Cost Reserve Funds” means a portion of the Loan Amount equal to the sum of Six Hundred Thirty-Six Thousand and 00/100 Dollars ($636,000.00), which shall be made available to Borrower only for the payment of Soft Cost Capital Expenditures pursuant to Section 3.4 hereof.
“SRT Guarantor” means Strategic Realty Trust, Inc., a Maryland corporation.

“SRT Guarantor Compliance Certificate” means a compliance certificate substantially in the form of Exhibit A-2 annexed hereto, signed by a Responsible Officer of the SRT Guarantor.
“Stabilization Threshold” means (a) the Property achieving a Debt Yield Ratio of not less than eight and one-half per cent (8.5%) for a trailing period of two (2) consecutive calendar quarters, and (b) not less than ninety per cent (90%) of the Property being leased on the basis of the most recent rent roll for the Property and executed Leases (approved by Lender if and as required hereunder) with the tenants in possession and having commenced paying rent, in each case as determined by Lender in its sole, but reasonable discretion, upon the written request of Borrower or as and when otherwise required to be determined pursuant to and in accordance with the terms, provisions, covenants and conditions of this Agreement.
“State” shall mean the state where the Property is located.

“Tenant Improvements” means alterations to the Improvements undertaken by Borrower with respect to a Lease in order to demise or improve the space demised thereunder (including, but not limited to, changes into the walls, floors, ceilings and lighting of such space).
“Tenant Improvements/Leasing Commissions Reserve Account” means the Reserve Account into which all or any portion of the Tenant Improvements/Leasing Commission Reserves Funds are deposited.
“Tenant Improvements/Leasing Commissions Reserve Funds” means a portion of the Loan Amount equal to the sum of Two Million Thirty-Seven Thousand and 00/100 Dollars ($2,037,000.00), and which shall be made available to Borrower only for the payment of Tenant Improvements and Approved Leasing Expenses pursuant to Section 3.5 hereof.
“Title Company” means First American Title Insurance Company.
“Title Policy” means the title insurance policy issued on the Closing Date by the Title Company in favor of Lender insuring the Lien of the Security Instrument.

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“Transfer” means (a) any conveyance, transfer, sale, assignment, equity pledge or Lien, whether by operation of law or otherwise, of, on or affecting (i) all or any portion of the Property, or (ii) any direct or indirect legal ownership interest in Borrower, and (b) any change in Control of the day to day operations of Borrower and the Property (including, but not limited to, any transfer of any direct or indirect legal economic and/or ownership interest in Borrower that results in: (i) the Rothacker Guarantor owning less than a fifty percent (50%) direct or indirect profits interest in Borrower and/or not having management Control of the day to day operations of Borrower and the Property); or (ii) the SRT Guarantor owning less than a 97.9% direct or indirect ownership interest in the Borrower.
“Trust” means the REMIC (or other transferee pursuant to a Securitization, as to which interests are conveyed to one or more Investors) that holds the Loan.
Section 1.1.    Location of Additional Defined Terms.
Defined Term    Location
“Additional Equity Funds”    Section 5.14(b)
“Agreement”    First Paragraph
“Approved Annual Budget”    Section 5.5(a)(iii)
“Approved Capital Expenditures Budget”    Section 5.5(a)(iii)
“Assignee”    Section 10.2
“Assignment of Leases”    Schedule 2
“Borrower”    First Paragraph
“Cash Collateral Account”    Section 3.7(c)
“Cash Management Protocols”    Section 3.7(d)
“Casualty Retainage”    Section 7.8(b)
“Casualty”    Section 7.5(a)
“Closing Date”    First Paragraph
“Condemnation Proceeds”    Section 7.5(a)
“Contracts”    The Security Instrument
“Default Rate”    The Note
“Disbursement Certification”     Section 3.8(b)
“Environmental Lien”    Section 9.2
“Equipment”    The Security Instrument
“ERISA Affiliate”    Section 4.7
“Event of Default”    Section 8.1
“Guaranty of Recourse Obligations”    Schedule 2
“Holdback Reserve Funds”    Section 5.14(b)
“Improvements”    The Security Instrument
“Initial Maturity Date”    The Note
“Insolvency Action”    Section 8.1(h)
“Insurance Proceeds”    Section 7.5(a)
“Interest Rate”    The Note
“Interest Reserve Replenishment Funds”    Section 3.2(c)

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“Interest Reserve Replenishment Guaranty”    Schedule 2
“Inventory”    The Security Instrument
“Investor”    Section 10.1
“Land”    The Security Instrument
“Lender”    First Paragraph
“Liabilities”    Section 10.2
“Loan”    Recitals
“Loan Amount”    Recitals
“Material Alterations”    Section 5.2
“Material Lease”    Section 5.6(a)
“Net Restoration Proceeds”    Section 7.5(a)
“Net Worth and Liquidity Requirements”    Section 5.13
“Note”    Schedule 2
“Participant Register”    Section 10.6
“Permits”    The Security Instrument
“Permitted Indebtedness”     Exhibit E
“Permitted Transfer”    Section 6.1(a)
“Property”    The Security Instrument
“Register”    Section 10.5
“Registered Lender”    Section 10.5
“Registrar”    Section 10.5
“Rents”    The Security Instrument
“Reserve Account” and “Reserve Accounts”    Section 3.1(a)
“Restoration Proceeds Threshold”    Section 7.5(a)
“Restoration Proceeds”    Section 7.5(a)
“Restoration”    Section 7.6
“Restricted Account”    Section 3.7(c)
“Rothacker Guaranty of Recourse Obligations”    Schedule 2
“Securities”    Section 10.1
“Securitization”    Section 10.1
“Security Instrument”    Schedule 2
“Servicer”    Section 10.3
“Servicing Agreement”    Section 10.3
“Single-Purpose Entity”    Exhibit E
“SRT Guaranty of Recourse Obligations”    Schedule 2
“Successor Borrower”    Section 12.1(e)
“Taking”    Section 7.5(a)
“Tax and Insurance Monthly Installment”    Section 3.3(d)
“Tax And Insurance Reserve Account”    Section 3.3(d)
“UCC”    The Security Instrument
Section 1.2.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular

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provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
THE LOAN
Section 2.1.    The Loan.
(a)    Initial Advance. On the Closing Date, Borrower shall receive an initial advance of the Loan Amount in an amount equal to the Initial Advance. The remaining (unfunded) portion of the Loan Amount shall be made available to Borrower pursuant to the terms, provisions, covenants and conditions of Section 2.1(b) and/or Article 3, as applicable. No amounts borrowed under this Section 2.1(a) and and/or Article 3 and repaid may be re-borrowed.
(b)    Mandatory Advance. On November 1, 2020, provided an Event of Default does not exist (unless waived by Lender, in its sole and absolute discretion), the then unfunded portion of the Hard Cost Reserve Funds and the Tenant Improvements/Leasing Commissions Reserve Funds shall be deposited in the Capital Expenditures Reserve Account and/or the Tenant Improvements/Leasing Commissions Reserve Account, as the case may be, and thereafter applied and disbursed toward the payment of Hard Cost Capital Expenditures and/or Approved Leasing Expenses, pursuant to and in accordance with the terms, provisions, covenants and conditions of Section 3.4(b) hereof and Section 3.5(b) hereof, as the case may be. All amounts so advanced under this Section 2.1(b) shall earn interest from and after the date so advanced and deposited into the applicable Reserve Account, and no amounts borrowed under this Section 2.1(b) and/or Article 3 and repaid may be re-borrowed.
(c)    Borrower’s obligation to pay the Indebtedness is evidenced by this Agreement and by the Note and secured by the Security Instrument and the other Loan Documents to the extent provided therein.
Section 2.2.    Interest Rate; Payments; Prepayment.
(a)    Interest Rate; Payments. The Indebtedness shall accrue interest at the rates and in the manner set forth in the Note. Borrower shall make payments of principal and interest at the times and in the manner set forth in the Note.
(b)    Prepayment. Borrower shall not be permitted at any time to prepay all or any part of the Loan except as expressly provided in the Note.
Section 2.3.    Extension Option. The Borrower may request that Lender extend the Initial Maturity Date pursuant to and in accordance with the terms, provisions covenants and conditions of (and in the manner set forth in) Section 2(c) of the Note.
Section 2.4.    Origination Fee; Exit Fee.
(a)    On the Closing Date, Borrower shall pay the Origination Fee to Lender.

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(b)    On the Maturity Date (or sooner repayment or acceleration of the Loan), Borrower shall pay the Exit Fee to Lender.
ARTICLE 3
RESERVE ACCOUNTS;
RESTRICTED ACCOUNT; CASH COLLATERAL ACCOUNT

Section 3.1.    Reserve Accounts Generally.
(a)    Establishment. On the Closing Date, the Interest Reserve Funds, the Operating Expense Reserve Funds and the Soft Cost Reserve Funds shall be deposited with Lender into the Interest Reserve Account, the Operating Expense Reserve Account and the Capital Expenditures Reserve Account, as the case may be. On the date specified in Section 2.1(b) hereof, provided an Event of Default does not exist (unless waived by Lender, in its sole and absolute discretion), the then unfunded portion of the Hard Cost Reserve Funds and the Tenant Improvements/Leasing Commissions Reserve Funds shall be deposited in the Capital Expenditures Reserve Account and/or the Tenant Improvements/Leasing Commissions Reserve Account, as the case may be. Each of the reserve accounts referred to in this Article 3 (including the Tax And Insurance Reserve Account, the Replacement Costs Reserve Account and the Excess Cash Flow Account referred to below) is established with or for the benefit of Lender for the purpose of holding the funds deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement and is individually referred to herein as a “Reserve Account” and collectively as the “Reserve Accounts.” Each Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender’s option, funds deposited into a Reserve Account may be commingled with other money held by Lender or its servicer. Borrower acknowledges and agrees that funds in the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any withdrawals from any Reserve Account except pursuant to and in accordance with the terms, provisions, covenants and conditions of this Agreement.
(b)    Disbursements of Reserve Account Funds. Any unfunded Reserve Funds and/or any Reserve Account Funds then on deposit in the Reserve Accounts shall be disbursed to Borrower for the respective purposes set forth in, and otherwise pursuant to and in accordance with the terms, provisions, covenants and conditions of, this Article 3.
(c)    Processing Fee. Lender shall be entitled to a processing fee not to exceed Five Hundred and 00/100 Dollars ($500.00) per request for each disbursement of Capital Expenditures Reserve Funds, which Lender may deduct from the Capital Expenditures Reserve Account at the time of the applicable disbursement.
(d)    Application upon Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default, (i) any amounts deposited into and/or remaining in any Reserve Account may be withdrawn by Lender and thereafter applied by Lender in any manner towards the Indebtedness (and/or the Operating

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Expenses) as Lender may elect in Lender’s discretion, and (ii) Borrower shall thereafter have no further right in respect of the Reserve Accounts so utilized.
Section 3.2.    Interest Reserve Funds.
(a)    The Interest Reserve Funds shall be used for the payment, pursuant to Section 3.2(b) below, of the monthly installments of Interest due on a Payment Date.
(b)     On each Payment Date, the Interest Reserve Funds shall, if Borrower has furnished Lender with a Draw Request no less than five (5) Business Days prior to such Payment Date, be used by Lender to pay all or a portion of the monthly installment of Interest due on such Payment Date, provided that at such time the applicable Disbursement Conditions have been satisfied, and provided further, that if Borrower has not furnished Lender with a Draw Request, as aforesaid, the Interest Reserve Funds may, at Lender’s sole option, nonetheless still be used by Lender to pay all or a portion of the monthly installment of Interest due on such Payment Date. In addition, if there are no Interest Reserve Funds then available therefor, at Lender’s sole option, Lender may then make such disbursement from the then available Operating Expense Reserve Funds, if any.
(c)    If and when (from time-to-time and each time) the funds in the Interest Reserve Account fall below the Minimum Interest Reserve Account Amount: (i) Borrower shall replenish the funds in the Interest Reserve Account by promptly depositing with Lender an amount equal to the sum necessary to cause the funds in the Interest Reserve Account to equal Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Interest Reserve Replenishment Funds”); and (ii) the Interest Reserve Funds shall not be made available to Borrower unless and until the Interest Reserve Replenishment Funds have been so deposited with Lender, as aforesaid.
Section 3.3.    Operating Expense Reserve Funds; Tax and Insurance Monthly Installment.
(a)    The Operating Expense Reserve Funds shall be used for the payment, pursuant to Section 3.3(b) below, of the Operating Expenses.
(b)    Within ten (10) Business Days after each Payment Date, the Operating Expense Reserve Funds shall, if Borrower has furnished Lender with a Draw Request no less than five (5) Business Days prior to such Payment Date, be used by Lender (subject to Section 3.3(c) below) to pay to Borrower all or a portion of the estimated Operating Expenses for the month following such Payment Date, provided that at such time the applicable Disbursement Conditions have been satisfied.
(c)    Borrower shall deliver to Lender, within thirty (30) days of the end of each quarter, a Reconciliation Statement for the prior quarter. After review of the Reconciliation Statement by Lender, Borrower shall, if requested by Lender, also deliver to Lender copies of the applicable invoices and bills for any such Operating Expenses for which disbursements have been made for the prior three (3) month period. In the event that the Reconciliation Statement shows that actual Operating Expenses incurred for the prior three (3) month period were less than the amount of the

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Lender’s disbursement to Borrower of the Operating Expense Reserve Funds for such prior three (3) month period (i.e., the amount disbursed by Lender to Borrower for such prior three (3) month period was more than what was actually required), such excess shall be deducted from the amount to be disbursed from the Operating Expense Reserve Funds for the calendar month following such three (3) month period (and furthermore, in the event that the Reconciliation Statement also shows that Interest actually accrued on the Loan for the prior three (3) month period was more than the amount of the Lender’s disbursement of the Interest Reserve Funds for such prior three (3) month period (i.e., the amount disbursed by Lender for such prior to three (3) month period was less than what was actually required), either (1) such deficiency shall be deducted by Lender from the then available Interest Reserve Funds; or (2) if Interest Reserve Funds are not then available, Borrower shall pay the same on the next Payment Date).
(d)    On each Payment Date, one-twelfth (1/12th) of the annual amount of (A) Impositions, and (B) Premiums (collectively, the “Tax and Insurance Monthly Installment”) shall be deposited by Borrower into a custodial account established with Lender (the “Tax And Insurance Reserve Account”). The initial amount of the Tax and Insurance Monthly Installment as of the Closing Date is equal to Fifteen Thousand Three Hundred Ten and 61/100 Dollars ($15,310.61), and the initial amount of the total funds on deposit in the Tax and Insurance Reserve Account as of the Closing Date is equal to Forty Four Thousand Nine Hundred Ninety Nine and 36/100 Dollars ($44,999.36). Lender may re-calculate the foregoing initial amount of the Tax and Insurance Monthly Installment from time to time in order to assure that funds are reserved in sufficient amounts to enable the payment of Impositions and Premiums thirty (30) days prior to their respective due dates, and if such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a Tax and Insurance Monthly Installment is required to be made, the amount of the Tax and Insurance Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the aggregate Impositions and Premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. Provided an Event of Default does not then exist, Lender shall make payments of Impositions and Premiums out of the Tax and Insurance Reserve Account before the same shall be due and payable or otherwise delinquent to the extent that there are funds then available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation from Borrower in order to establish the amount(s) due and the due date(s) for the payment of the same at least thirty (30) days prior to the respective due date(s).
(e)    Notwithstanding Section 3.3(d) above, the Tax and Insurance Monthly Installment due on each Payment Date shall, provided the Operating Income is insufficient for Borrower to pay the same, be paid out of the Operating Expense Reserve Funds (rather than by Borrower), but only to the extent such funds are available.
Section 3.4.    Capital Expenditures Reserve Funds.
(a)    The Soft Cost Reserve Funds shall be used for the payment of Soft Cost Capital Expenditures, and the Hard Cost Reserve Funds shall be used for the payment of Hard Cost Capital Expenditures, in each case pursuant to Section 3.4(b) below.
(b)    Borrower shall be entitled to receive disbursements from Lender from time to time during the term of the Loan of the Soft Cost Reserve Funds to pay for Soft Cost Capital

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Expenditures, and the Hard Cost Reserve Funds to pay for Hard Cost Capital Expenditures, provided that at such time the applicable Disbursement Conditions have been satisfied, and provided, further, that in each case, Borrower's Draw Request for such disbursement must be received by Lender at least ten (10) Business Days prior to the requested disbursement date for the payment thereof.
(c)    In furtherance of the foregoing, it is the intention of Borrower and Lender that: (i) disbursements for Capital Expenditures shall be made either to Borrower as reimbursements for the prior payment of the same, or as a direct payment to the contractor or vendor performing the Capital Expenditures for which such disbursements are being made; (ii) neither the Capital Expenditures Reserve Funds (nor any funds in any other Reserve Account) shall be made available or otherwise disbursed hereunder for payment of any construction management or similar fees payable to the Manager under the Management Agreement; and (iii) Borrower shall submit no more than one (1) request for disbursement of Capital Expenditures Reserve Funds every thirty (30) calendar days (it being the intention of the parties that at no point shall such requests occur more than once during each calendar month).
(d)    Borrower shall complete any and all of the Capital Expenditures in a timely manner and free and clear of any mechanic’s liens, materialmen’s liens and equitable liens or any other Liens, and otherwise in accordance with applicable Legal Requirements. In connection therewith, if required by Lender at the time of any disbursement (but also on no less than a semi-annual basis until the Capital Expenditures contemplated by the Approved Capital Expenditures Budget have been completed), Lender shall have received, at the cost and expense of Borrower, a “date-down” endorsement to Lender’s title insurance policy showing no new exceptions (other than those approved by Lender) and reciting the increased policy coverage amount based upon the latest disbursement of the Capital Expenditures Reserve Funds.
Section 3.5.    Tenant Improvements/Leasing Commissions Reserve Funds.
(a)    The Tenant Improvements/Leasing Commissions Reserve Funds shall be used for the payment, pursuant to Section 3.5(b) below, of the Approved Leasing Expenses.
(b)    Borrower shall be entitled to receive disbursement of the Tenant Improvements/Leasing Commissions Reserve Funds from Lender from time to time during the term of the Loan to pay for Approved Leasing Expenses, provided that at such time the applicable Disbursement Conditions have been satisfied, and provided, further, that in each case, Borrower's Draw Request for such disbursement must be received by Lender at least ten (10) Business Days prior to the requested disbursement date for the payment of any such Approved Leasing Expenses.
(c)    In furtherance of the foregoing, it is the intention of Borrower and Lender that: (i) disbursements for Approved Leasing Expenses shall be made either to Borrower for the prior or future payment of the same, or as a direct payment to the vendor or contractor performing the Tenant Improvements or otherwise entitled to payment of the Approved Leasing Expenses for which such disbursements are being made; (ii) neither the Tenant Improvements/Leasing Commissions Reserve Funds (nor any funds in any other Reserve Account) shall be made available or otherwise disbursed hereunder for payment of any construction management or similar fees payable to the Manager under the Management Agreement; and (iii) Borrower shall submit no more

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than one (1) request for disbursement of Tenant Improvements/Leasing Commissions Reserve Funds every thirty (30) calendar days (it being the intention of the parties that at no point shall such requests occur more than once during each calendar month).
(d)    Borrower shall complete any and all of the Tenant Improvements in a timely manner and free and clear of any mechanic’s liens, materialmen’s liens and equitable liens or any other Liens, and otherwise in accordance with the applicable legal requirements. In connection therewith, if required by Lender at the time of any disbursement (but also on no less than a semi-annual basis until the Tenant Improvements have been completed), Lender shall have received, at the cost and expense of Borrower, a “date-down” endorsement to Lender’s title insurance policy showing no new exceptions (other than those approved by Lender) and reciting the increased policy coverage amount based upon the latest disbursement of the Tenant Improvements/Leasing Commissions Reserve Funds.
Section 3.6.    Replacement Costs Reserve Account.
(a)    Upon the occurrence of Stabilization Threshold, Borrower shall establish the Replacement Costs Reserve Account with Lender into which Borrower shall thereafter deposit the Replacement Costs Reserve Funds on a monthly basis, which Replacement Costs Reserve Funds shall be used for the payment, pursuant to Section 3.6(b) below, of future Replacement Costs at the Property.
(b)    Borrower shall be entitled to receive disbursement of the Replacement Costs Reserve Funds from Lender (which Lender agrees to disburse in accordance with this Agreement) from time to time during the term of the Loan to pay for Replacement Costs at the Property, provided that at such time the applicable Disbursement Conditions have been satisfied, and provided, further, that in each case, Borrower's Draw Request for such disbursement must be received by Lender at least ten (10) Business Days prior to the requested disbursement date for the payment of any such Replacement Costs.
(c)    In furtherance of the foregoing, it is the intention of Borrower and Lender that Borrower shall submit no more than one (1) request for disbursement of funds from the Replacement Costs Reserve Account every thirty (30) calendar days (it being the intention of the parties that at no point shall such requests occur more than once during each calendar month).
Section 3.7.    Deposit Account; Excess Cash Flow Account.
(a)    On or before the Closing Date, Borrower shall establish the Deposit Account with the Account Bank pursuant to the Deposit Account Control Agreement, whereby Borrower agrees to cause the Operating Income to be paid to and deposited into the Deposit Account.
(b)    The Deposit Account shall be in the name of Borrower for the sole and exclusive benefit of Lender. Borrower acknowledges and agrees that: (i) the Deposit Account is subject to the sole and absolute dominion, control and discretion of Lender; (ii) Borrower shall not have any right of withdrawal or control with respect to the Deposit Account or disbursements therefrom (except pursuant to and in accordance with the terms, provisions, covenants and conditions

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of this Agreement and the Deposit Account Control Agreement); and (iii) any Rents or other Operating Income from the Property received by Borrower or Manager prior to deposit in the Deposit Account shall: (1) be deemed to be Property and shall be held in trust for the benefit, and as the property, of Lender, (2) not be commingled with any other funds or property of Borrower or Manager, and (3) be deposited in the Deposit Account within three (3) Business Days of receipt.
(c)    Borrower shall simultaneously with the establishment of the Deposit Account Control Agreement (and from time-to-time thereafter) send an irrevocable instruction letter signed by Borrower (and/or Manager, if any), in the form annexed as Exhibit F (a “Tenant Direction Letter”), to each tenant then or thereafter at the Property, simultaneously with the execution and delivery of the Lease for each tenant at the Property, the purpose of which Tenant Direction Letter is to instruct each tenant at the Property to send all Rents directly to the Deposit Account or, if paying by check, to the lockbox address specified in the Deposit Account Control Agreement. Without the prior written consent of Lender, neither Borrower nor Manager shall (i) terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever, or (ii) direct or cause any tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter.
(d)    On each day of each calendar month following the establishment of the Deposit Account, as aforesaid and until the occurrence of the Stabilization Threshold, the Account Bank shall (as long as no Event of Default shall have occurred and be continuing), from and to the extent of the Operating Income deposited in the Deposit Account, transfer all amounts then on deposit in the Deposit Account (in excess of the minimum balance) to an account designated by Borrower (the “Operating Account”) as set forth in the Deposit Account Control Agreement. Borrower shall use such funds deposited by the Account Bank into the Operating Account, as aforesaid, to: (i) pay the Debt Service then due and payable; (ii) pay the Operating Expenses (including any Tax and Insurance Monthly Installment, as well as Replacement Costs, if applicable) then due and payable; (iii) on or before the twentieth (20th) day of each calendar month, remit the remaining Net Operating Income for the immediately preceding calendar month, if any, to Lender by wire transfer of immediately available Federal funds, which shall be held by Lender in the Excess Cash Flow Account as additional collateral for the Indebtedness; and (iv) furnish Lender, if and as required by Lender, a quarterly reconciliation statement (the “Reconciliation Statement”), in form, scope and substance acceptable to Lender, acting reasonably, showing the Operating Income, the Operating Expenses, the Debt Service paid and the Replacement Costs deposited into the Replacement Costs Reserve Account, as well as the Net Operating Income, for such immediately preceding calendar quarter (the aforementioned obligations of Borrower as set forth in the immediately preceding sub-paragraphs (i), (ii), (iii) and (iv), inclusive, together with the obligations of Borrower regarding the Tenant Direction Letters as set forth in Section 3.7(c) hereof, collectively, the “Cash Management Protocols”).
(e)    Upon the initial occurrence (or any subsequent occurrence following any reimplementation of the Cash Management Protocols pursuant to and in accordance with Section 3.7(f) hereof) of the Stabilization Threshold: (i) the Account Bank shall (as long as no Event of Default shall have occurred and is continuing), from and to the extent of the Operating Income deposited in the Deposit Account, transfer all amounts then on deposit in the Deposit Account (in excess of the minimum balance) to the Operating Account as set forth in the Deposit Account Control

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Agreement; and (ii) Borrower shall use such funds deposited by the Account Bank into the Operating Account, as aforesaid, to: (A) pay the Debt Service then due and payable; and (B) pay the Operating Expenses (including any Replacement Costs, if applicable) then due and payable, provided, however, the Borrower shall no longer be required to remit the remaining Net Operating Income to the Excess Cash Flow Account pursuant to and in accordance with Section 3.7(d) hereof, and any and all funds in the Excess Cash Flow Account at such time shall (provided an Event of Default has not previously occurred, and provided, further, that each of the applicable Reserve Accounts shall have sufficient funds therein at such time (as determined by Lender) in order to pay the items and expenses for which each such Reserve Account has been established) be refunded to Borrower.
(f)    In furtherance of the foregoing provisions of Section 3.7(e) hereof, in the event that, at any time subsequent to the initial (or any subsequent) occurrence of the Stabilization Threshold, the Stabilization Threshold shall not be satisfied on the applicable date of measurement, the Cash Management Protocols shall be re-implemented and continue thereafter until the next occurrence of the Stabilization Threshold.
(g)    Upon the occurrence and during the continuance of an Event of Default (i) the Account Bank shall no longer transfer all amounts then on deposit in the Deposit Account (in excess of the minimum balance) to the Operating Account; (ii) any and all funds then or thereafter on deposit in the Deposit Account shall be disbursed by the Account Bank to a separate Lender-controlled Reserve Account in accordance with Lender’s instructions; and (iii) such funds may be thereafter applied by Lender to amounts owing in connection with the Loan and for the payment of Operating Expenses, in such order of priority as Lender shall determine in Lender’s sole and absolute discretion.
(h)    Borrower hereby grants to the Lender (and shall at all times maintain in favor of Lender) a continuing, perfected, first-priority Lien and security interest in and to the Deposit Account, the Excess Cash Flow Account, the separate Lender-controlled Reserve Account referred to in Section 3.7(g) hereof and any and all funds now or hereafter deposited therein at any time, the proceeds thereof and any interest and/or accruals thereon, to further secure the Indebtedness and all obligations now or hereafter owing by Borrower to Lender under the Loan Documents.
Section 3.8.    Minimum Disbursement Amount; Waiver of Minor Non-Compliance; Reallocations Among Reserves.
(a)    Each disbursement request by Borrower of any of the Capital Expenditures Reserve Funds (except for the final disbursement thereof), shall, if required by Lender, be in amounts of not less than the Minimum Disbursement Amount.
(b)    In connection with the funding of a particular Draw Request by Borrower from time-to-time of any of the of the Capital Expenditure Reserve Funds, Tenant Improvements/Leasing Commissions Reserve Funds and/or the Replacement Costs Reserve Funds: (i) Borrower shall submit, for Capital Expenditures, Tenant Improvements/Leasing Commissions Reserve Funds and/or Replacement Costs, a completed disbursement certification (the “Disbursement Certification”) in the form attached hereto as Exhibit G (which shall also include the normal and customary “Reserve Withdrawal Request Summary” and “Full Draw Package”), and (x) Lender shall disburse (unless

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a manifest error exists) the amount requested in the Disbursement Certification, provided that: (1) the amount requested in the Disbursement Certification is also otherwise in accordance with terms, provisions, covenants and conditions of this Agreement; and (2) Lender has not advised Borrower in writing that a previously submitted Disbursement Certification was in error or incomplete; it being the intention of Borrower and Lender that in such case, Borrower shall first furnish Lender with such additional information as is reasonably necessary in order to correct such error or supply such missing information or materials before any further disbursements are made by Lender in connection with the submission by Borrower of any pending, new or additional Disbursement Certifications; (ii) Lender may, at Lender's option, waive non-compliance by Borrower with one or more of the terms, provisions, covenants and conditions in this Article 3 applicable thereto, or non-compliance of other non-monetary terms, provisions, covenants and conditions in this Agreement, in each case for a period of up to ninety (90) days; and (iii) the existence of a non-monetary Event of Default (including, but not limited to, the failure of Borrower or Guarantor to comply with any of the reporting requirements set forth in Section 5.5 hereof), beyond any applicable notice and cure periods and for which Lender has not previously furnished Borrower with written notice, shall not prohibit the funding of such Draw Request (it being the intention of the Parties that a Draw Request shall be funded in such case as long as all of the other applicable disbursement conditions with respect thereto have been satisfied).
(c)    If, at any time, Borrower shall request that the Reserve Funds for any category of cost or expense shown in the Approved Capital Expenditures Budget be reallocated to another category of cost or expense, Lender shall consider such request on a case-by-case basis for such reallocation in its sole, but reasonable discretion, provided, however, that under no circumstances shall Lender be obligated to consider such a request unless Borrower has first demonstrated to Lender’s satisfaction, in Lender’s sole, but reasonable discretion, that the Loan continues to remain In Balance (as defined below) following any such reallocation; and provided, further, that neither the Interest Reserve Funds nor the Operating Expense Reserve Funds categories are reduced (unless Lender agrees to such reduction, acting reasonably under the circumstances at such time). For purposes hereof, the term “In Balance” means that the total of the available funds (as determined by Lender, in its sole, but reasonable discretion) for the Capital Expenditures and/or the Approved Leasing Expenses equals or exceeds the costs therefor, as set forth on the Approved Capital Expenditures Budget and/or the Approved Annual Budget, as the case may be, including any contingency reserves shown thereon.
(d)    In connection with the funding of a particular Draw Request by Borrower from time-to-time of any of the Reserve Funds, Lender may, at Lender's option, make such disbursement directly to either the particular vendor/contractor or to Borrower (with proof of payment to thereafter be submitted to Lender prior to the funding of the next subsequent Draw Request to Borrower).
(e)    For avoidance of doubt with respect to certain disbursements to be made hereunder, Borrower acknowledges and agrees that disbursements of Interest Reserve Funds (and other escrow amounts) are based on the actual amounts due and payable, and that disbursements of Operating Expense Reserve Funds are based on the Approved Annual Budget, in each case subject to a periodic reconciliation and adjustment as set forth further in this Agreement.

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Section 3.9.    Interest on Reserve Accounts; Use of Remaining Reserve Funds; Refund of Remaining Funds.
(a)    Borrower shall not be entitled to any earnings or interest on funds deposited into the Reserve Accounts (nor shall any of the Remaining Reserve Funds or any funds in any of the Reserve Accounts be made available or disbursed to Borrower under any circumstances for any legal expenses incurred in connection with the closing of the Loan).
(b)    At such time as the Capital Expenditures contemplated by the Approved Capital Expenditures Budget have been completed, or if subsequent to the occurrence of the Stabilization Threshold, the Reserve Account Funds then remaining in the Reserve Accounts will no longer need to be utilized by Borrower for their intended purposes, upon the prior written request of Borrower, Lender shall, in either case in response to Borrower’s request, either (i) apply such Reserve Account Funds towards the reduction of the Principal Indebtedness; or (ii) disburse such Reserve Account Funds to Borrower.
(c)    Upon full repayment of the Indebtedness, Lender shall also promptly thereafter refund to Borrower the Reserve Account Funds (if any) remaining in the Reserve Accounts.
Section 3.10.    Sole Dominion and Control. Borrower acknowledges and agrees that the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and, except as set forth otherwise in the Loan Documents, Borrower shall have no right of withdrawal or distributions with respect to the funds in any of the Reserve Accounts.
Section 3.11.    Security Interest. Borrower hereby grants to Lender a first priority security interest in each of the Reserve Accounts and the funds deposited therein as additional security for the Indebtedness.
Section 3.12.    Rights on Default. Notwithstanding anything to the contrary in this Article 3, upon the occurrence of an Event of Default, and for so long as such Event of Default continues: (a) Lender shall have the right to liquidate and transfer any amounts then invested in any of the Reserve Accounts (and utilize any ACH form or forms provided by Borrower to Lender in connection therewith and also apply any and all such amounts towards the payment of the Indebtedness in such order and priority as Lender shall determine, in its sole discretion), or reinvest such amounts in other investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any of the Reserve Accounts or any funds deposited therein, and (b) Lender shall have all rights and remedies with respect to the Reserve Accounts, and the funds on deposit therein, as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, Lender may apply the amounts in any or all of such Reserve Accounts, as Lender determines in its sole discretion including, but not limited to, payment of the Indebtedness.

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Section 3.13.    Financing Statement; Further Assurances. Borrower hereby authorizes Lender to file, and upon Lender’s request shall execute and deliver to Lender for filing a financing statement or statements under the UCC in connection with any of the Reserve Accounts, and the funds on deposit with respect thereto in the form required to properly perfect Lender’s security interest therein, if and to the extent that under applicable law a security interest in any and all of such Reserve Accounts, and any and all such funds on deposit therein, may be properly perfected by the filing of one or more financing statements. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby, if and to the extent that under applicable law a security interest in any and all of such Reserve Accounts, and any such funds on deposit therein, may be properly perfected by the filing of one or more financing statements, or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any and all of the Reserve Accounts, or any funds on deposit therein.
Section 3.14.    Borrower’s Obligation Not Affected. The insufficiency of funds on deposit in the Reserve Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
Section 3.15.    Property Inspections; Draw Requests.
(a)    Lender shall also have the right to inspect the Property up to two (2) times each Fiscal Year, at reasonable times and upon reasonable prior notice to Borrower, in order to, among other things, evaluate the condition of the Property and the progress of any construction or other tenant improvement work being performed at the Property pursuant to and in accordance with the Approved Capital Expenditures Budget, the Approved Annual Budget or otherwise (and Borrower will pay all of Lender's actual, out-of-pocket costs, fees and expenses associated with such inspections, which may include fees and costs of an independent, third-party inspector).
(b)    For avoidance of doubt with respect the submission of a Draw Request or other requests for the disbursement of Reserve Funds, Borrower acknowledges and agrees that: (i) each such request shall also include a certificate (along with a summary page), email or letter, in form, scope and substance acceptable to Lender, from the Borrower specifically outlining, among other things, the amount(s) requested; (ii) site inspections for such requests (for the disbursement of Reserve Funds other than Interest Reserve Funds) shall occur for all disbursements of One Hundred Thousand and 00/100 Dollars ($100,000.00) or more, but in all cases not less frequently than for every other such request (regardless of the amount of the disbursements); and (iii) the submission of invoices with such requests (for the disbursement of Reserve Funds other than Interest Reserve Funds) are not required for amounts of less than Ten Thousand and 00/100 Dollars ($10,000.00).
Section 3.16.    Interest Rate Protection Agreement.
(a)    Borrower shall enter into the Interest Rate Protection Agreement on or before the Closing Date, covering the period from the Closing Date through and including Initial Maturity

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Date. Borrower shall also collaterally assign to Lender all of Borrower’s right, title and interest in any and all payments under the Interest Rate Protection Agreement and shall deliver to Lender an executed counterpart of the same and obtain the consent of the counterparty thereto (as evidenced by such counterparty’s execution of a separate acknowledgment), all on forms acceptable to Lender.
(b)    Upon the occurrence and during the continuance of an Event of Default, Counterparty shall make all payments under the Interest Rate Protection Agreement to such address as Lender shall at such time notify Counterparty, to be applied by Lender towards the Indebtedness, in such order of priority as Lender shall determine.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Borrower represents, warrants and covenants to Lender as of the Closing Date as follows:
Section 4.1.    Organization. Borrower (a) is duly organized and validly existing in good standing under the laws of the State of its formation, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents.
Section 4.2.    Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower’s performance of its obligations thereunder and the creation of the Liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Borrower, (b) will not violate any provision of any applicable Legal Requirements, and (c) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by such parties.
Section 4.3.    Enforceability. The Loan Documents executed by Borrower and Guarantor in connection with the Loan are the legal, valid and binding obligations of Borrower and Guarantor, as the case may be, enforceable against Borrower and Guarantor, as the case may be, in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower and/or Guarantor, as the case may be, including the defense of usury.
Section 4.4.    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending and served or, to Borrower’s knowledge,

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threatened, involving or concerning Borrower, Guarantor, or the Property, which would have a Material Adverse Effect on the Loan if adjudicated adversely to such party.
Section 4.5.    Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or the Property, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Property.
Section 4.6.    Compliance. To Borrower’s knowledge, Borrower, the Property and Borrower’s use thereof and operations thereat comply in all material respects with all applicable Legal Requirements (other than final construction-related permits). Borrower has obtained (in its own name) all Permits necessary to use and operate the Property, and all such Permits are in full force and effect.
Section 4.7.    ERISA. Neither Borrower nor any ERISA Affiliate (as defined below) maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan,” “multiemployer plan,” or any other “plan” (each as defined in ERISA). Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or otherwise. Transactions by or with Borrower do not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement. If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of the Borrower do not constitute the assets of such plan under such other laws. “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in this Section 4.7 to remain true and accurate throughout the term of the Loan.

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Section 4.8.    Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.
Section 4.9.    Investment Company Act; Public Utility Holding Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 4.10.    Title to the Property; Liens. Borrower owns good, indefeasible, marketable and insurable title to the Property, free and clear of all Liens, other than the Permitted Encumbrances. The Permitted Encumbrances do not and will not materially and adversely affect (a) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations under the Loan Documents in a timely manner, or (b) the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property. The Security Instrument creates a valid and enforceable first Lien on the Property and a valid and enforceable first priority security interest in the personal property constituting part of the Property, subject to no Liens other than the Permitted Encumbrances. The Assignment of Leases creates a valid and enforceable first Lien on and a valid and enforceable first priority security interest in all of Borrower’s interest in all Leases, subject to no Liens other than the Permitted Encumbrances.
Section 4.11.    Condemnation. No Taking has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
Section 4.12.    Utilities and Public Access. The Property has adequate rights of access to public ways and is served by all utilities required for the current use thereof.
Section 4.13.    Separate Lots. The Property is comprised of one or more parcels, which constitute a separate tax lot and none of which constitutes a portion of any other tax lot outside the Property.
Section 4.14.    Assessments; Use Fees. Except as disclosed in the Lender’s title insurance policy (or in the title commitment provided to Lender and forming the basis thereof), there are no pending or, to the knowledge of Borrower, proposed special assessments, use fees or any other special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of Borrower, are there any contemplated improvements to the Property that may result in any such special assessments, use fees or any other special or other assessments (other than the Capital Expenditures and Approved Leasing Expenses).
Section 4.15.    Flood Zone The Property is not located in a flood hazard area as designated by the Federal Emergency Management Agency.

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Section 4.16.    Physical Condition. Except as disclosed in the engineering report(s) delivered to Lender in connection with the Loan, to Borrower’s knowledge, the Property is free of material structural defects and all building systems contained therein are in good working order in all material respects (or will be in good working order upon completion of the Capital Expenditures) subject to ordinary wear and tear.
Section 4.17.    Title Insurance. To Borrower’s knowledge, the Property is covered by an American Land Title Association mortgagee’s title insurance policy insuring a valid first lien on the Property, which (a) is in full force and effect, (b) is freely assignable to and will inure to the benefit of Lender and any successor or assignee of Lender, (c) has been paid in full, (d) is issued by a title company licensed in the State where the Property is located, (e) has had no claims made against it, (f) except for the Permitted Encumbrances, contains no exclusions for (i) access or (ii) survey, and (g) lists only the Permitted Encumbrances as exceptions.
Section 4.18.    Leases and Rents. (a) Borrower is the sole owner of the entire lessor’s interest in the Leases, and neither the Leases nor any Rents have been Transferred by Borrower except to Lender pursuant to the Loan Documents (except in connection with prior loans that have been repaid); (b) no Person has any possessory interest in, or right to occupy, the Property except pursuant to Leases and Permitted Encumbrances, and (c) there are no pending contracts of sale in place with respect to a sale of all or any portion of the Property, (d) Leases entered into by Borrower subsequent to the Closing Date will either comply with the Leasing Guidelines or have been otherwise approved by Lender as required under the Loan Documents, and (e) the rent roll for the Property annexed hereto as Schedule 5 is, as of the Closing Date, true, accurate and correct in all material respects.
Section 4.19.    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, the Rothacker Guarantor, and to the best of Borrower’s knowledge, after having made reasonable inquiry, the SRT Guarantor and each Person owning a direct or indirect interest in Borrower and the SRT Guarantor: (a) is not currently identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements (or if such list does not exist, the similar list then being maintained by the United States), including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States; (b) is not a Person subject to any trade restriction, trade embargo, economic sanction, or other prohibition under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder; and (c) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), with the result that (A) the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law, or (B) the Loan is in violation of law.

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Section 4.20.    Organizational Chart. The organizational chart annexed hereto as Exhibit H identifies subsidiaries and equity interests of Borrower and is true, complete and correct in all material respects on and as of the date hereof. The Rothacker Guarantor owns not less than a fifty percent (50%) direct or indirect profits interest in, and has management control of the day to day operations of Borrower and the Property, the SRT Guarantor owns not less than a 97.9% direct or indirect ownership interest in the Borrower, and no Person other than those Persons shown on Exhibit H has any ownership interest in, or right of control, directly or indirectly, in Borrower.
Section 4.21.    Property. The Property is comprised of approximately 11,803 rentable square feet retail shopping center located at 3032 Wilshire Boulevard in Santa Monica, California.
Section 4.22.    Intentionally Deleted.
Section 4.23.    Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all insurance policies described in Article 7, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No insurance claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such insurance policies and would have a Material Adverse Effect with respect to the Property. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the insurance policies.
Section 4.24.    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
Section 4.25.    Taxes. Borrower has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower does not have knowledge of any basis for any material additional assessment in respect of any such taxes and related liabilities for prior years.
Section 4.26.    Employer Identification Number. The Borrower’s United States employer identification number is 81-1586820.
Section 4.27.    Solvency. Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. In Borrower’s opinion, after giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. In Borrower’s opinion Borrower’s assets do not and, immediately following the making of the Loan will not, constitute an insufficient amount of capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities

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(including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower, Guarantor, or any of the members of Borrower (or against Strategic Realty Operating Partnership, LP, a Delaware limited partnership), if any, in the last seven (7) years, and neither Borrower, the Rothacker Guarantor, nor the SRT Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, the Rothacker Guarantor, nor the SRT Guarantor is contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, the Rothacker Guarantor, or the SRT Guarantor.
Section 4.28.    Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 4.29.    Forfeiture. Neither Borrower nor any Affiliate of Borrower in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any material part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
Section 4.30.    No Defaults. Borrower is not in default under this Agreement or any of the other Loan Documents.
Section 4.31.    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Article 4 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 5
COVENANTS
Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

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Section 5.1.    Compliance with Legal Requirements; Impositions and Other Claims; Contests.
(a)    Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, Permits and franchises necessary for the conduct of its business and shall comply in all respects with all applicable Legal Requirements, Contracts, Permits, and private covenants, conditions and restrictions that at any time apply to Borrower or the Property. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements.
(b)    Except to the extent that Lender is obligated to pay Impositions and Premiums from the Tax And Insurance Reserve Account pursuant to the terms of Section 3.3(d) hereof, Borrower shall pay all Impositions and Premiums with respect to itself and the Property in accordance with the terms hereof. Borrower may, at its expense, after prior notice to Lender, contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialmen, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialmen, suppliers or vendors, such proceedings shall suspend the collection thereof from the Property and neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in such contest, (ii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, (iii) neither the Property nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (iv) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, and (iv) Borrower shall have furnished to Lender reasonable additional security (or other assurances reasonably acceptable to Lender) in respect of the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be requested by Lender, but in no event less than 125% of the amount of such claim.
Section 5.2.    Maintenance; Waste; Alterations. Borrower shall at all times keep the Property in good repair, working order and condition, except for reasonable wear and use. Borrower shall not permit the Improvements, Equipment or Inventory to be removed or demolished (provided, however, that Borrower may remove, demolish or alter worn out or obsolete Improvements, Equipment and Inventory that are promptly replaced with Improvements, Equipment or Inventory, as applicable, of equivalent value and functionality, unless Borrower reasonably determines that such replacement is not necessary for the operation of the Property and would not have a Material Adverse Effect). In addition, Borrower may not, without Lender’s approval, perform alterations to the Improvements and Equipment which (a) exceed $100,000 per each separate alteration (not including (i) alterations performed in connection with a Restoration, and (ii) work performed pursuant to Section 5.6), or (b) are not in the ordinary course of Borrower’s business (such alterations,

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“Material Alterations”). Borrower shall not perform any Material Alteration (other than the Material Alterations contemplated by the Approved Capital Expenditures Budget) unless approved in writing by Lender in Lender’s reasonable discretion. Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender, including the fees charged by any professional engaged by Lender in connection with any such Material Alteration.
Section 5.3.    Access to Property and Records. Borrower shall permit agents, representatives and employees of Lender (at Lender’s cost and expense if no Event of Default has occurred), to inspect (a) the Property or any part thereof, and (b) such books, records and accounts of Borrower and to make such copies or extracts thereof as Lender shall desire, in each case at such reasonable times as may be requested by Lender upon reasonable advance notice, subject to the rights of tenants under Leases.
Section 5.4.    Management of Property.
(a)    Following substantial completion of the Capital Expenditures, the Property will be managed at all times by the Manager pursuant to the Management Agreement unless terminated as provided in the Loan Documents. Borrower shall diligently perform all terms and covenants of the Management Agreement. Borrower shall not (i) surrender, terminate, cancel, or materially modify the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by Manager of its interest under the Management Agreement, or (iv) waive or release any of its material rights and remedies under the Management Agreement, in each case, without the consent of Lender, which consent shall not be unreasonably withheld or delayed. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition to Lender’s consent, execute a subordination of management agreement in form and substance reasonably satisfactory to Lender.
(b)    Notwithstanding the foregoing, Borrower shall have the right to enter into an agreement subsequent to the Closing Date relating to the management or operation of the Property with the SRT Guarantor, or with a wholly-owned Affiliate of the SRT Guarantor that is also operated by the SRT Guarantor (or any entity or related party acting as an external advisor to the SRT Guarantor), as the replacement manager of the Property (i.e., the SRT Guarantor or such wholly-owned and operated Affiliate of the SRT Guarantor (or any entity or related party acting as an external advisor to the SRT Guarantor) is pre-approved by Lender as a replacement Manager of the Property).
Section 5.5.    Financial and Other Reporting.
(a)    Delivery of Financial Statements. Borrower shall keep adequate books and records of account with respect to its financial condition and the operation of the Property using the Approved Accounting Method, and shall furnish the following to Lender within the time periods specified (unless any of such items are waived or any of such time periods are extended by Lender), each prepared in such detail as reasonably required by Lender and certified by a Responsible Officer to be true, complete and correct in all material respects:

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(i)    as soon as available, but in any event within thirty (30) days after the end of each calendar quarter, (A) a rent roll for the Property (but only if the Property is occupied); (B) intentionally deleted; (C) a pre-leasing and leasing status report for the Property (in the event that such reports are being provided by a party other than the Borrower, then no Responsible Officer shall be required to certify as to the truth, completeness, correctness or accuracy of such reports), (D) a Reconciliation Statement for the Property detailing, among other things, the Operating Income received, the Operating Expenses incurred and the Interest paid, as of the end of such calendar quarter, as compared to the Approved Annual Budget, (E) a Borrower Compliance Certificate; and (F) an SRT Guarantor Compliance Certificate;
(ii)    as soon as available, but in any event within ninety (90) days after the close of each Fiscal Year, (A) an annual operating statement for the Property presented on an annual and/or twelve (12) month basis consistent with the monthly operating statements described above, certified by Borrower to be complete and accurate in all material respects; (B) an annual balance sheet and profit and loss statement for Borrower, certified by Borrower to be complete and accurate in all material respects; and (C) a statement of change of financial position of Borrower, setting forth in comparative form the figures for the previous Fiscal Year;
(iii)    on or before the Closing Date, and thereafter as soon as available, but in any event at least thirty (30) days prior to the close of each Fiscal Year, an annual operating budget, capital expenditures budget and forecast for the Property for the up-coming Fiscal Year presented on a monthly basis (consistent with the information required in the monthly operating statements described above and which shall also contain detailed information for the anticipated Operating Expenses and Capital Expenditures for such up-coming Fiscal Year), which budgets shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (the annual operating budget, including revisions thereto, once each so approved by Lender, as aforesaid, the “Approved Annual Budget,” and the capital expenditures budget, including periodic revisions that may be made thereto, once so approved by Lender, as aforesaid, the “Approved Capital Expenditures Budget”). The Approved Annual Budget for 2019 (showing anticipated Operating Expenses for the Property) is attached hereto as Schedule 3 and the Approved Capital Expenditures Budget (showing anticipated Capital Expenditures as of the Closing Date for the Property) is attached hereto as Schedule 4;
(iv)    such other financial information regarding Borrower or the Property or property management or leasing information (including, without limitation, copies of Borrowers’ state and federal tax returns, information on tenants under Leases to the extent such information is available to Borrower, and an accounting of security deposits) as may reasonably be required by Lender from time to time.
(b)    Lender Examination Rights. Lender and its agents have the right, upon prior written notice to Borrower (notice to be given unless an Event of Default exists) and at reasonable times, to examine the records, books and other papers which reflect upon Borrower’s financial condition or pertain to the income, expense and management of the Property and to make copies and abstracts from such materials.
(c)    Financial Reports from Guarantor.

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(i)    Borrower shall cause the Rothacker Guarantor to provide the following to Lender within the time periods specified (unless any of such items are waived or any of such time periods are extended by Lender): (x) an annual personal balance sheet to be delivered within ninety (90) days after the end of each annual period during each calendar year or such party’s fiscal year, as applicable; (y) copies of state and Federal income tax returns for each Fiscal Year of the Rothacker Guarantor to be delivered as soon as available, but in any event on or before the later of: (1) July 15th of each Fiscal Year, or (2) within ninety (90) days of any extended period of time for the filing of the same, provided a copy of such extension is furnished to Lender on or before July 15th; and (z) such additional financial information supporting the Rothacker Guarantor’s net worth and liquidity in accordance with Section 5.13 hereof; a detailed REO schedule, and (C) a list of contingent liabilities as of the date of the annual personal balance sheet. Each financial report provided by the Rothacker Guarantor shall be certified by such Rothacker Guarantor to be complete and accurate in all material respects.
(ii)    Borrower shall also cause the SRT Guarantor to provide the following to Lender within the time periods specified (unless any of such items are waived or any of such time periods are extended by Lender): (i) an annual “10-K” financial statement to be delivered within ninety (90) days after the end of each annual period during each calendar year or such party’s fiscal year, as applicable; provided, however, that Lender may also request delivery of a “10-Q” on a semi-annual basis, and provided, further, that if there have been no material adverse changes in the financial condition of the SRT Guarantor, the SRT Guarantor may furnish on a semi-annual basis a “certificate of no change” instead of the foregoing 10-K financial statement required to be so furnished by the SRT Guarantor; (y) intentionally deleted; and (z) such additional financial information as Lender may reasonably require from time to time (but no more frequently than annually unless an Event of Default exists). Each financial report provided by the SRT Guarantor shall be certified by such SRT Guarantor to be complete and accurate in all material respects.
(d)    Failure to Provide Financial Reports. Borrower's failure to comply with any or all of the terms of this Section 5.5 relating to the furnishing of financial and other reporting information shall (a) not be deemed an Event of Default or incur an administrative charge unless and until Lender provides Borrower with written notice of the same and Borrower fails to so comply for a period of ten (10) Business Days thereafter; and (b) result, at the sole option of Lender, in an administrative charge of Five Hundred and 00/100 Dollars ($500.00) being paid by Borrower for each reporting period for which Borrower has failed to comply with any or all of the material terms of this Section 5.5 relating to the furnishing of material financial and other reporting information.
Section 5.6.    Leases.
(a)    Borrower shall (i) observe and perform all of the material obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Material Lease; (iii) promptly notify Lender of any tenant under a Material Lease at the Property which has vacated, or has given Borrower written notice of its intention to vacate, the premises (or any portion thereof) leased or sub-leased to such tenant pursuant to the applicable Material Lease; and (iv) enforce the terms, covenants and conditions in

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the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Property.
(b)    Borrower may not enter into any Material Lease after the date hereof without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed.
(c)    Borrower may enter into an Approved Lease after the date hereof without the prior written consent of Lender provided such Approved Lease satisfies the Leasing Guidelines and Lender has not given notices to Borrower that an Event of Default exists, provided, however, that if a Lease does not satisfy the Leasing Guidelines, Lender shall nonetheless consider approval of such Lease, in its sole and absolute discretion, based upon an analysis by Lender of the Net Effective Rent for such Lease.
(d)    Borrower shall not (i) make any assignment or pledge of any Lease or Rents to anyone other than Lender until the Indebtedness is paid in full, (ii) collect any Rents under the Leases more than one (1) month in advance (except that Borrower may collect in advance such security deposits as are permitted pursuant to applicable Legal Requirements and are commercially reasonable in the prevailing market); (iii) amend in any material respect or terminate any Material Lease (provided, however, that Borrower may terminate any such Lease if the lessee thereunder is in material monetary default of such Lease); or (iv) grant any modification of any Material Lease which in the aggregate might have a Material Adverse Effect.
(e)    Intentionally Deleted.
Section 5.7.    Place of Business; State of Organization; Operations. Borrower shall not change its (a) chief executive office or its principal place of business or place where its books and records are kept, or (b) the jurisdiction in which it is organized, in each case without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will remain in good standing under the laws of the State to the extent required for the ownership, maintenance, management and operation of the Property. Borrower shall also not enter into any line of business, or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.
Section 5.8.    Zoning; Joint Assessment. Borrower shall not materially change the Property’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Property’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership), except those necessary in connection with the uses permitted pursuant to this Agreement and Leases permitted hereunder, or (b) joint assessment of the Property with any other real or personal property.

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Section 5.9.    Equity Requirements. Borrower has equity in the Property as represented by the Equity Requirements, and evidence of the Equity Requirements, as aforesaid, has been be furnished by Borrower to the satisfaction of Lender prior to the Closing Date.
Section 5.10.    Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default.
Section 5.11.    Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which would, if determined adversely to Borrower, materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property.
Section 5.12.    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender. Borrower shall not make any distributions to any direct or indirect members of Borrower prior to the occurrence of Stabilization Threshold (except for the payment of Two Thousand and 00/100 Dollars ($2,000.00) per month to Cadence Capital Investments LLC for accounting and administrative purposes).
Section 5.13.    Guarantor Financial Covenants. The Rothacker Guarantor shall, at all times while the Indebtedness remains unsatisfied, maintain a net worth of not less $10,000,000.00 and a liquidity of not less than $1,400,000.00, and the SRT Guarantor shall also, at all times while the Indebtedness remains unsatisfied, maintain a net worth of not less $10,000,000.00 and a liquidity of not less than $1,400,000.00 (the foregoing, as it relates to each respective Guarantor, the “Net Worth and Liquidity Requirements”). For the purposes hereof, each of the Guarantor’s net worth shall exclude any equity attributable to the Property.
Section 5.14.    Performance Threshold.
(a)    Prior to the occurrence of the Performance Threshold, there shall be a cap, in the amount of One Million and 00/100 Dollars ($1,000,000.00), on the total amount of the Reserve Funds to be made available to Borrower pursuant to and in accordance with Section 3.4 hereof.

(b)    In the event that the Performance Threshold is not achieved on or before the Performance Deadline, then the following additional protocols shall be implemented: (i) no Capital Expenditures Reserve Funds shall be made available to Borrower unless and until Borrower has first paid for additional Capital Expenditures, in an aggregate amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Additional Equity Funds”), from equity funds contributed by the members of Borrower; (ii) the Additional Equity Funds shall have been so contributed and used to pay for additional Capital Expenditures, as aforesaid, within nine (9) months of the Performance Deadline; and (iii) once the Additional Equity Funds have been contributed and used to pay for additional Capital Expenditures, as aforesaid, and satisfactory evidence thereof has

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been furnished to Lender, the Capital Expenditures Reserves Funds shall then once again continue to be made available to Borrower pursuant to and in accordance with Section 3.4 hereof, provided, however, that in such event, a portion of the Capital Expenditures Reserve Funds, in an amount equal to the Additional Equity Funds (the “Holdback Reserve Funds”), shall not be made available to Borrower unless and until either: (x) the Performance Threshold is achieved, or (y) replacement tenants are procured for both the LIT Lease and the Currying Flavors Lease at rents at or above the original rents specified in the LIT Lease and the Currying Flavors Lease and on otherwise similar economic terms, and provided further, that in such event, Lender shall then make the Holdback Reserve Funds available to Borrower, pursuant to and in accordance with Section 3.4 hereof, as a refund to Borrower of the Additional Equity Funds.
Section 5.15.    Bringdown of Certain Representations and Warranties. Borrower shall not create or suffer to exist any Lien against the Property other than Permitted Liens. Borrower shall cause the representations and warranties contained in Sections 4.7 (ERISA), 4.8 (Not Foreign Person), 4.9 (Investment Company Act, Public Company Act), 4.10 (Title to Property; Liens), 4.12 (Utilities and Public Access), 4.13 (Separate Lots), 4.17 (Title Insurance), 4.18 (Leases and Rents), 4.19 (Compliance with Anti-Terrorism) and 4.25 (Taxes) to be continuously accurate, true and correct at all times until payment in full of the Indebtedness, as if made with respect to current facts presently and continuously throughout the term of the Loan.
ARTICLE 6
TRANSFERS AND CHANGE OF BUSINESS
Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:
Section 6.1.    Transfers.
(a)    Borrower will not allow any Transfer to occur without the Lender’s prior express written approval (which approval may be given or withheld in the Lender’s sole and absolute discretion). Notwithstanding anything to the contrary contained herein, the following Transfers (each a “Permitted Transfer”) shall be permitted without the prior written consent of Lender:
(i)    Any Transfer of a direct or indirect legal or beneficial ownership interest in Borrower that occurs by devise or bequest or by operation of law upon the death or legal incapacity of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust or family conservatorship established for estate-planning purposes for the benefit of such immediate family member, except in connection with the death or legal incapacity of the Rothacker Guarantor, in which case it shall be a Permitted Transfer if: (x) the Rothacker Guarantor is replaced by either the SRT Guarantor, or another Person reasonably acceptable to the Lender, as a replacement guarantor; and (y) the day-to-day operations of Borrower and the Property are managed by either the SRT Guarantor, or another Manager reasonably acceptable to Lender, in each case prior to it becoming an Event of Default under Section 8.1(j) below;
(ii)    Transfers between current direct and indirect owners of Borrower of their direct or indirect legal or beneficial ownership interests in Borrower, including, without

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limitation, any Transfers that result in a change in the manager of Borrower to the SRT Guarantor, provided, that, in such event, the day-to-day operations of Borrower and the Property are managed by either the Rothacker Guarantor, the SRT Guarantor or another manager reasonably acceptable to Lender;
(iii)    Any Transfers of the stock of the SRT Guarantor, provided that, in such event, the day-to-day operations of Borrower and the Property continue to be managed by the Rothacker Guarantor (provided, however, that if the Rothacker Guarantor has been previously replaced as a result of, or in connection with, a prior Permitted Transfer, the day-to-day operations of Borrower and the Property shall in such event continue to be managed by the SRT Guarantor or a manager reasonably acceptable to Lender);
(iv)    Any Transfers of direct or indirect interests in the limited partnership interests in Strategic Realty Operating Partnership, L.P., provided that, in such event, the day-to-day operations of Borrower and the Property continue to be managed by the Rothacker Guarantor (provided, however, that if the Rothacker Guarantor has been previously replaced as a result of, or in connection with, a prior Permitted Transfer, the day-to-day operations of Borrower and the Property shall in such event continue to be managed by the SRT Guarantor or a manager reasonably acceptable to Lender);
(v)    Any Transfers to Affiliates of Borrower, provided that, in such event, (x) the Equity Requirements have not changed, and (y) the day-to-day operations of Borrower and the Property continue to be managed by the Rothacker Guarantor (provided, however, that if the Rothacker Guarantor has been previously replaced as a result of, or in connection with, a prior Permitted Transfer, the day-to-day operations of Borrower and the Property shall in such event continue to be managed by the SRT Guarantor or a manager reasonably acceptable to Lender);
(vi)    Any Transfers of up to forty-nine percent (49%) of the membership interests in Borrower to any Person that does not currently directly or indirectly have an interest in Borrower, provided that (x) the Rothacker Guarantor continues to own not less than a fifty percent (50%) direct or indirect profits interest in Borrower and retains management Control of the day to day operations of Borrower and the Property (provided, however, that if the Rothacker Guarantor has been previously replaced as a result of, or in connection with, a prior Permitted Transfer, the day-to-day operations of Borrower and the Property shall in such event continue to be managed by the SRT Guarantor or a manager reasonably acceptable to Lender); or (y) the SRT Guarantor continues to own not less than a 51% direct or indirect ownership interest in the Borrower, and provided further, that for any Transfer of over twenty percent (20%) of the direct or indirect interests in Borrower under this subsection, Lender must be given notice and given the right to obtain KYC searches against any person or entity which, as a result of a Transfer under this subsection, will own at least twenty percent (20%) direct or indirect interest in Borrower, that do not reveal any negative information about such person or entity;
(vii)    Leases entered into in accordance with this Agreement; and
(viii)    Permitted Encumbrances;

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(b)    With respect to each Permitted Transfer:
(i)    Borrower shall (A) give Lender notice of such Transfer, together with copies of all instruments effecting such Transfer prior to such Transfer, if possible, relative to a Transfer by the Rothacker Guarantor (i.e., it is not possible to provide prior notice of the death or legal incapacity of the Rothacker Guarantor prior thereto); and (B) for all other applicable Transfers, other than those under Section 6.1(a)(iii) hereof and Section 6.1(a)(iv) hereof, give Lender notice of such Transfers, together with copies of all instruments effecting such Transfer, not less than twenty (20) Business Days after the date of such the Transfer;
(ii)    With respect to any Transfer under Section 6.1(a)(iii) hereof, the SRT Guarantor shall have complied with all material and necessary “know your customer” or other similar checks under all Legal Requirements applicable to the SRT Guarantor; and
(iii)    With respect to all other applicable Transfers, Borrower and any transferee shall also reasonably cooperate and comply (at Borrower’s or such transferee’s expense) with all material and necessary “know your customer” or other similar checks under all Legal Requirements applicable to Lender.
Section 6.2.    Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Indebtedness and Permitted Indebtedness.
Section 6.3.    Single-Purpose Entity; Change In Business. Borrower shall not cease to be a Single-Purpose Entity. Borrower shall also not modify, amend, restate or replace its organizational documents in any material manner without the prior written consent of Lender, which consent shall not be unreasonably withheld. Until the Indebtedness is repaid in full, Borrower shall not amend its organizational documents in any material respect, including with respect to the matters set forth in this Section 6.3, without Lender’s prior written consent, such consent not to be unreasonably withheld.
ARTICLE 7
INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION
Section 7.1.    Types of Insurance. At all times during the term of the Loan, Borrower shall maintain, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:
(a)    Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism, both foreign and domestic. Unless otherwise agreed in writing by Lender, such insurance shall be for the full insurable value of the Property, with a deductible amount, no greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per occurrence. No policy of insurance shall be written such that the proceeds thereof

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will produce less than the minimum coverage required by this subsection by reason of co-insurance provisions or otherwise (i.e., all such policies shall have either no coinsurance or, if coinsurance, then such policy shall have an “Agreed Amount” endorsement acceptable to Lender). The term “full insurable value” as used herein shall mean one hundred percent (100%) of the actual replacement cost of the Property (including a “Replacement Cost” endorsement, excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items) without any deduction for physical depreciation. The foregoing insurance is, as of the Closing Date, provided under a “Master Policy,” provided, however, that (x) once any construction commences at the Property, such coverage will be provided through the “Builder’s Risk Policy,” with the Property being deleted from the aforementioned “Master Policy;” and (y) upon completion of any such construction, the Property shall be added back to the coverage of the “Master Policy.”
(b)    Public liability insurance, to be written on an occurrence basis, including (i) “Commercial General Liability Insurance”, with no deductible or self-insured retention greater than Five Thousand and 00/100 Dollars ($5,000) per occurrence; (ii) “Owned”, “Hired” and “Non Owned Auto Liability” if applicable; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than Five Million and 00/100 Dollars ($5,000,000.00) per occurrence, unless otherwise approved in writing by Lender. Coverage shall include acts of Terrorism, both Foreign and Domestic. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligations to indemnify Lender as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage. Liquor Liability, Automotive Liability and Garage Keepers Liability, or any other liability coverage deemed appropriate given the Property type and exposure, may be required at the discretion of the Lender.
(c)    Workers’ compensation insurance for all employees of Borrower in such amount as is required by law and including employer’s liability insurance, if required by Lender.
(d)    During any period of any Restoration or any other construction upon the Property, Borrower shall maintain, or cause others to maintain, builder’s risk insurance on a completed value basis (non-reporting form) of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full, completed replacement cost of work in place and materials stored at or upon the Property, and such insurance shall cover against such risks (including the risks set forth in Section 7.1(a) hereof, and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender, with a deductible amount no greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), and with such additional coverages to include, without limitation: (i) soft costs, including delayed opening coverage, (ii) coverage insuring all materials (installed and uninstalled, whether stored on or off-site); (iii) coverage naming Borrower as a named insured if the policy is provided by a general contractor; and (iv) professional engineers and architects liability (including errors and omissions) coverage at minimum limits of One Million and 00/100 Dollars ($1,000,000.00) per occurrence and of Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate.

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(e)    If at any time any portion of any structure on the Property is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy in form and amount, with deductibles acceptable to Lender, but in no event less than the amount sufficient to meet applicable Legal Requirements, as such Legal Requirements may from time to time be in effect.
(f)    Rental loss and/or business interruption insurance (i) with Lender being named as “Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected Rents from such Property during the period of restoration; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Coverage shall include acts of Terrorism, both Foreign and Domestic. Lender shall be named Lenders Loss Payee on a Standard Mortgagee Endorsement. During times when rents are not being collected, Borrower shall maintain Business Interruption coverage in an amount equal to eighteen (18) months continuing expenses with at least a twelve (12) month period of indemnity and a six (6) month extended period of indemnity.
(g)    During any periods of vacancy at the Property, policies shall permit vacancy as long as necessary, and policies shall provide full coverage and protection without restriction or limitation due to vacant premises.
(h)    Comprehensive boiler and machinery insurance is required if the property contains centralized equipment, steam boilers or other pressure-fired vessels are in operation at the Property. Minimum liability amount per accident must equal the replacement (insurable) value of Improvements housing such equipment, boiler or pressure-fired machinery or such lesser amount as approved by Lender in their discretion. The deductible with respect to such insurance shall not exceed Ten Thousand and 00/100 Dollars ($10,000.00) per claim.
(i)    In the event the Land or the Improvements constitute a legal non-conforming use under applicable building, zoning, or land use laws or ordinances, coverage shall include Ordinance or Law coverage for loss of value of the undamaged portion of the Improvements up to the full limits of the policy, demolition and increased cost of construction (insurance for demolition and increased cost of construction may contain a sub limit satisfactory to Lender but no less than fifteen per cent (15%) of total insurable value).
(j)    Such other and further insurance and such higher limits as may be required from time to time by Lender in order to comply with regular requirements and practices of Lender in similar transactions including, if required by Lender, environmental liability insurance and earthquake insurance if the “Probable Maximum Loss” is equal to or greater than twenty percent (20%) and in such event, such earthquake insurance shall be (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the Improvements plus business income, (B) having a deductible approved by Lender (but in any event not in excess of 5% of the total insurable value of the Property),

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and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender.
(k)    All insurance provided for in this Section 7.1 shall be obtained under valid and enforceable policies, and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds, and all such policies provided for or contemplated by this Section 7.1, except for the insurance policy referenced in Section 7.1(c) hereof, shall name Borrower as the insured and Lender and its successors and/or assigns as their interests may appear as mortgagee and Lender’s Loss Payee (in the case of property insurance and business interruption/loss of rents coverage) and the additional insured (in the case of liability insurance), and in the case of any and all property damage, boiler and machinery, flood and earthquake insurance, shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender as Mortgagee/Lender’s Loss Payee.
(l)    Unless Lender is obligated to pay the Premiums from the Tax And Insurance Account pursuant to the terms of Section 3.3(d) hereof, Borrower shall promptly pay all Premiums when due on such insurance and, in all events, not less than thirty (30) days prior to the expiration dates of each such policy, Borrower will deliver to Lender acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence satisfactory to Lender reflecting that such Insurance Premiums have been paid current and that all required insurance is current and in force. Borrower will immediately give Notice to Lender of any cancellation of, or modification or reduction in, any insurance policy. Lender shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses.
(m)    Borrower may provide any required insurance under a blanket policy or policies covering the Property and Improvements and other property and assets not part of the Property, provided that Lender is provided a full schedule of locations and values for all properties on such blanket policy and such blanket policy otherwise complies with the requirements set forth above. Any allocated coverage shall equal or exceed the coverage amounts required and must properly identify and fully protect the Property as if a separate policy were issued for one hundred per cent (100%) of the replacement cost, with sub limits as permitted herein, at the time of loss.
(n)    Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any of the insurance policies required by this Section 7.1. Borrower may, however, carry insurance for the Improvements, in addition to such policies, but only if such additional insurance: (a) does not violate or entitle the carrier to assert any defense or disclaim any primary coverage under any of such policies; (b) mutually benefits Borrower and Lender, as their interests may appear; and (c) otherwise complies with the terms of this Agreement.
Section 7.2.    Insurer Ratings. Unless otherwise approved by Lender in writing in advance of placement, Borrower will maintain the insurance coverage described in Section 7.1 with companies acceptable to Lender and with a claims paying ability rating of not less than “A-” by S&P and a financial and performance rating of “A-VIII” or its equivalent by A.M. Best. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.

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Section 7.3.    General Insurance Requirements.
(a)    Borrower agrees that all insurance policies shall:
(i)    be in such form and with such endorsements and in such amounts as required by this Agreement and as are satisfactory to Lender;
(ii)    name Lender as an additional insured/loss payee/mortgagee and provide that all Insurance Proceeds be payable to Lender;
(iii)    contain, where applicable, a “Non Contributory Standard Lender Clause” and a Lender’s Loss Payable Endorsement or their equivalents naming Lender as the person to whom all payments shall be paid and a provision that payment of Insurance Proceeds in excess of the Restoration Proceeds Threshold shall be made by a check payable only to Lender;
(iv)    contain a waiver of subrogation endorsement as to Lender and its successors and assigns, providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee (which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment);
(v)    contain an endorsement indicating that neither Lender nor Borrower shall be or be deemed to be a co-insurer with respect to any risk insured by such policies and shall provide for an aggregate deductible per loss for all policies not in excess of $25,000.00 for Property policies and no deductible or retention for General Liability policies (unless otherwise permitted under this Article VII), unless otherwise approved by Lender in advance and in writing;
(vi)    contain a provision that any such Property policies shall not be canceled without at least thirty (30) days’ prior written notice to Lender in each instance (at least ten (10) days’ prior written notice to Lender due to nonpayment of premium). Such notice shall also be provided for Liability policies (except, when not available, Borrower shall provide required notice to Lender); and
(vii)    with respect to commercial general liability and Excess/Umbrella Liability, provide for claims to be made on an occurrence basis.
(b)    In the event of foreclosure of the lien of the Security Instrument or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Indebtedness, all right, title and interest of Borrower in and to all policies of casualty insurance covering all or any part of the Property shall inure to the benefit of and pass to the successors in interest to Lender or the purchaser or grantee of the Property or any part thereof.
Section 7.4.    Certificates of Insurance and Delivery of Policies. Upon Lender’s request, certified copies of all insurance policies required pursuant to this Article 7 shall be promptly delivered to Lender. Certificates of insurance with respect to all renewal and replacement policies shall be delivered to Lender not less than ten (10) days prior to the expiration date of any of the

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insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums and copies of such insurance policies shall be delivered to Lender promptly after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to Lender the certificates of insurance required by this Agreement, Lender may, at its option, after notice to Borrower, procure such insurance, and Borrower shall reimburse Lender for the amount of all premiums paid by Lender thereon promptly, after demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment, and such sum shall be a part of the Indebtedness secured by the Loan Documents. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers’ or Borrower’s payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Borrower represents that no material claims have been made under any of such insurance policies, and no party, including Borrower, has done, by act or omission, anything which would impair the coverage of any of such insurance policies.
Section 7.5.    Restoration Proceeds.
(a)    Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Security Instrument, to be applied in accordance with this Article 7. Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are One Hundred Thousand and 00/100 Dollars ($100,000.00) or less (the “Restoration Proceeds Threshold”), provided no Event of Default then exists, Lender shall make such Net Restoration Proceeds available to Borrower. All Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall divide the aggregate proceeds by such number of months, and, provided no Event of Default then exists, shall disburse a monthly installment thereof to Borrower each such month. Subject to Lender’s

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rights under Section 7.6, provided no Event of Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any costs incurred by Lender, shall be paid to Borrower.
(b)    Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out‑of‑pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.
(c)    If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Indebtedness in accordance with the Note; or (ii) to the Restoration of all or any part of such Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable.
Section 7.6.    Restoration. Borrower shall apply all Insurance Proceeds first, to complete restoration or repair of the Improvements and Equipment before applying, disbursing or distributing any such Insurance Proceeds for any other purpose. Borrower shall restore and repair the Improvements and Equipment or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received, or even if the available Insurance Proceeds are less than the cost of restoration and repair. Notwithstanding anything to the contrary set forth in Section 7.5, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 7.5) available to Borrower for Borrower’s restoration and repair of the Improvements, Equipment and Inventory affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its discretion:
(a)    At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Event of Default which remains uncured;
(b)    The Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or

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Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;
(c)    Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to pay the Indebtedness coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower);
(d)    (i) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than fifty percent (50%) of the fair market value of the Property, or (ii) in the event of a Taking, the Taking resulted in an actual or constructive loss of less than fifteen percent (15%) of the fair market value of the Property, less than fifteen percent (15%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and no portion of the Improvements on the Property is the subject of such Taking;
(e)    Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements, Equipment and Inventory lost or damaged to the condition, utility and value required by Section 7.6(b); (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article 7); and (iv) copies of all Permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements;
(f)    Borrower shall use commercially reasonable efforts to commence such work within one hundred twenty (120) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;
(g)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or such Taking, as applicable, or (C) the expiration of the business interruption insurance coverage referred to in Section 7.1(d); and
(h)    the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.
Section 7.7.    Disbursement.
(a)    Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including

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requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender.
(b)    In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.
Section 7.8.    Qualified Amount. Notwithstanding anything herein to the contrary, in the event of a taking of any portion of a Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, or Casualty or Taking, if the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by the Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of any personal property or going concern value, if any) exceeds or would exceed 125% immediately after giving effect to the condemnation/casualty, then an amount that is a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, must be applied to the principal amount of the Loan (rather than to any other portion of the Loan), unless Lender receives an opinion of counsel that, if this clause is applicable but not followed or is no longer applicable at the time of such taking, condemnation, eminent domain or similar proceeding, Casualty or Taking, the Loan (i) will not be subject to a “significant modification” within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) will not fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.
ARTICLE 8
DEFAULTS
Section 8.1.    Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:
(a)    if Borrower fails to make any scheduled payment of principal, interest, or amounts due under Article 3 on any Payment Date, or fails to pay any other amount due and payable pursuant to the Loan Documents within three (3) days of the due date;
(b)    if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;
(c)    the occurrence of the events identified elsewhere in this Agreement or the other Loan Documents as constituting an “Event of Default” hereunder or thereunder;

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(d)    the occurrence of a Transfer, other than a Permitted Transfer;
(e)    the occurrence of a material adverse change in the condition, financial or otherwise, of the Borrower, or of all or any portion of the Loan which has a Material Adverse Effect and/or the Guarantor’s failure to comply with the Net Worth and Liquidity Requirements;
(f)    the occurrence of any material litigation or administrative investigation or proceeding (pending or threatened) against the Borrower or Guarantor, whether or not covered by insurance, which would, if determined adversely to Borrower or Guarantor, materially adversely affect the Property or such parties’ condition (financial or otherwise);
(g)    if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower in connection with this Agreement or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made or remade, provided, however, that Borrower shall have, with respect to unintentional misrepresentations that can be cured, a cure period of twenty (20) days after written notice from Lender within which to effectuate such a cure of the same;
(h)    if Borrower or Guarantor (i) makes an assignment for the benefit of creditors, (ii) has a receiver, liquidator or trustee appointed for it (other than as a result of an action by Lender or a third party acting on behalf of Lender, a “Lender Action”), (iii) is adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law or any similar federal or state law shall be filed by or against, consented to, solicited by, or acquiesced in by it excluding Lender Actions, or (iv) has any proceeding for its insolvency, dissolution or liquidation instituted against it excluding Lender Actions (any of the foregoing in clauses (i) through (iv), an “Insolvency Action”); provided, however, that if such Insolvency Action was involuntary and not consented to by Borrower or Guarantor, as applicable, such Insolvency Action shall not be an Event of Default unless the same is not discharged, stayed or dismissed within ninety (90) days after the filing or commencement thereof;
(i)    the failure of Borrower to maintain the insurance required pursuant to Article 7;
(j)    if any guaranty given in connection with the Loan shall cease to be in full force and effect or any guarantor shall deny or disaffirm its obligations thereunder, or the death or legal incapacity of the Rothacker Guarantor (provided, however, the death or legal incapacity of the Rothacker Guarantor shall not constitute an Event of Default or change in Control of Borrower provided that Lender shall have received guarantees, substantially similar to the guarantees provided on the Closing Date by the Rothacker Guarantor), from either the SRT Guarantor, or other replacement guarantor satisfactory to Lender in its sole discretion, within sixty (60) days following the death or legal incapacity of such Rothacker Guarantor); or;
(k)    a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement not otherwise referred to in this Section 8.1, or under any other Loan Document, for ten (10) days after notice to Borrower

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(and Guarantor, if applicable) in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this clause (i) is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, but in no event shall such period exceed sixty (60) days after the original notice.
Section 8.2.    Remedies. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Insolvency Action.
Section 8.3.    Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Property at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Security Instrument on the Property, to the extent necessary to foreclose on other parts of the Property.
Section 8.4.    Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an

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Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest.
Section 8.5.    Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein for a period of five (5) Business Days after Borrower’s receipt of notice thereof from Lender, without in any way limiting Section 8.1, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
ARTICLE 9
ENVIRONMENTAL PROVISIONS
Section 9.1.    Environmental Representations and Warranties. Borrower represents, warrants and covenants, as to itself and the Property, other than as disclosed to Lender in the environmental report(s) delivered to Lender in connection with the Loan (and listed on the attached Schedule 6): (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) which do not require Remediation; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under, from or affecting the Property which have not been fully Remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no Release or threat of any Release of Hazardous Substances in violation of Environmental Laws which has migrated or is migrating to the Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully Remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including a Governmental Authority) relating to Hazardous Substances or the Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to Borrower and that is contained in files and records of Borrower, including any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.
Section 9.2.    Environmental Covenants. Borrower covenants and agrees that: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no

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Hazardous Substances used, present or Released in, on, under or from the Property, except those that are (i) in compliance with all Environmental Laws and with permits issued pursuant thereto; and (ii) which do not require Remediation; (c) Borrower shall, at its sole cost and expense, (i) fully and expeditiously cooperate in all activities pursuant to Section 9.3, including providing all relevant information and making knowledgeable Persons available for interviews, and (ii) effectuate Remediation of any condition (including a Release of a Hazardous Substance or violation of Environmental Laws) in, on, under or from the Property for which Remediation is legally required; and (d) Borrower shall immediately upon Borrower becoming aware notify Lender in writing of (A) any unlawful Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property in violation of Environmental Laws; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Lien imposed on Borrower or the Property pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other person (an “Environmental Lien”); (D) any required Remediation of environmental conditions relating to the Property; and (E) any written notice or other communication of which any Borrower becomes aware from any source whatsoever relating in any way to an actual or threatened Release of Hazardous Substances in violation of Environmental Laws or the Remediation thereof.
Section 9.3.    Environmental Cooperation and Access. In the event any Indemnified Party has a reasonable basis for believing that an environmental condition exists on the Property in violation of Environmental Laws, upon reasonable notice from Lender, Borrower shall, at Borrower’s sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of Lender) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; and provided, further, that the Indemnified Parties and any other Person designated by the Indemnified Parties, may at its option, enter upon the Property at all reasonable times upon reasonable prior notice to assess any and all aspects of the environmental condition of the Property and its use.
Section 9.4.    Environmental Indemnity.
(a)    Borrower covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses actually imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any past, present or threatened Release of Hazardous Substances in, on, above, under, from or affecting the Property, or any Remediation thereof; (ii) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (iii) any misrepresentation or inaccuracy in any representation or warranty concerning Hazardous Substances; and (iv) any breach of Section 9.1 or Section 9.2 of this Agreement.
(b)    Notwithstanding anything to the contrary contained in Section 9.4(a) hereof, Borrower shall have no obligations under Section 9.4(a) hereof following the repayment in full of the Indebtedness (and provided that no claims have previously been made by Indemnitee hereunder)

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after all of the following conditions have been satisfied: (a) there has been no change in any Environmental Law or other Legal Requirement prior to the date on which the Indebtedness is paid in full the effect of which would be to make a lender/mortgagee liable with respect to any condition or matter for which the Indemnified Parties are entitled to be indemnified notwithstanding the fact that the Indebtedness was repaid in full; (b) Lender shall have received, at Borrower’s sole cost and expense, an environmental inspection report for the Property in scope satisfactory to Lender, and prepared by an independent consulting firm/environmental engineer acceptable to Lender, dated no more than thirty (30) days prior to the date the same is delivered to Lender, showing that there exists no condition or matter with respect to the Property for which the Indemnified Parties are entitled to be indemnified; and (c) three (3) years have elapsed since the date on which the Indebtedness was repaid in full.
Section 9.5.    Duty to Defend. Upon request by any Indemnified Party, Borrower shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.
ARTICLE 10
SPECIAL PROVISIONS
Section 10.1.    Transfer of Loan. Lender may, at any time, sell, transfer or assign, in whole or in part, this Agreement, the Note, and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (such sales, participation, offering and/or placement, collectively, a “Securitization”). Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such participations or Securities (collectively, the “Investor”) or any Rating Agency rating such Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan or to Borrower, any Guarantor or the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable, including, without limitation, financial statements relating to Borrower, Guarantor, the Property and any tenant at the Property. Borrower irrevocably waives any and all rights it may have under law or in equity to prohibit such disclosure, including but not limited to any right of privacy.
Section 10.2.    Cooperation. Borrower and Guarantor agree to cooperate with Lender (and agree to cause their respective officers and representatives to cooperate) in connection with any transfer made or any Securities created pursuant to this Article 10, including, without limitation, the taking, or refraining from taking, of such action as may be reasonably necessary to satisfy all of the conditions of any Investor, the delivery any reasonable documents as may be reasonably requested by Lender (provided, however, that Guarantor is not obligated to provide any documents other than what has been provided to Lender with respect to Guarantor in connection with the Loan and any ongoing financial reporting requirements set forth in Section 5.3 hereof), and the execution of reasonable amendments to this Agreement, the Note and the other Loan Documents and Borrower’s organizational documents as reasonably requested by Lender; provided that the

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reasonable costs incurred for such cooperation shall be paid by Lender and no changes to the Loan Documents shall be required which will have a material adverse economic impact on Borrower or Guarantor. Borrower shall also furnish and Borrower and Guarantor consent to Lender furnishing to such Investors or prospective Investors or any Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower and Guarantor (but only to the extent of the information regarding Guarantor as required hereunder) as may be requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale, transfer or participations or Securities and shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which any such Indemnified Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Disclosure Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Disclosure Document or necessary in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and agreeing to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by each of them in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under this Section 10.2 only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have and shall survive the termination of the Loan Documents.
Section 10.3.    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other reasonable initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property, (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer which may be due and payable under the Servicing Agreement (whether on a periodic or a continuing basis) as a result of an Event of Default under the Loan, the Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to

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the Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents, or any bankruptcy, insolvency or liquidation action involving Borrower, Guarantor or any of their respective principals or Affiliates excluding Lender Actions unless arising because of an Event of Default, (c) all costs and expenses of any Property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement) as a result of an Event of Default unless arising because of an Event of Default, and (d) all reasonable costs and expenses relating to or arising from any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.
Section 10.4.    Restructuring of Loan.
(a)    Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, or the establishment of different interest rates and debt service payments for the Loan, in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes), shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods, or of a Casualty or Condemnation that results in the payment of principal under the Loan, the weighted average interest rate of the restructured Loan shall, in the aggregate, equal the Interest Rate, and (iii) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods, or of a Casualty or Taking that results in the payment of principal under the Loan, the aggregate debt service payments on the restructured Loan shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred.
(b)    Borrower shall cooperate, at no cost to Borrower, with all reasonable requests of Lender in order to restructure the Note and the Loan and shall, upon seven (7) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, execute and deliver such documents in form reasonably acceptable to Borrower and Guarantor, as shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and Borrower and Guarantor, including, without limitation, the severance of this Agreement and the other Loan Documents if requested; provided, however, that any such amendments required by Lender shall not result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents.
(c)    Except as may be required in connection with a Securitization pursuant to Section 10.1, Borrower shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 10.4. All reasonable costs incurred by Borrower shall be paid by Lender.

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(d)    In the event Borrower fails to execute and deliver such documents described in this Section 10.4 to Lender within fifteen (15) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of receipt of such second notice.
Section 10.5.    Lender Register. Borrower hereby designates Lender or its designee (the “Registrar”) to serve as Borrower’s agent, solely for purposes of this Section 10.5, to maintain, at one of Registrar’s offices, a register for the recordation of the names and addresses of Lender, and the principal amount and stated interest thereon of the Loan (or portions thereof) owing to Lender pursuant to the terms hereof from time to time (the “Register”). Borrower shall at all times treat the Person or Persons in whose name the Loan and the Note is registered (the “Registered Lender”) as the owner thereof for the purpose of receiving all payments thereon and for all other purposes. As of the date hereof, READYCAP COMMERCIAL, LLC is the Registered Lender. The Registrar shall, upon delivery of a notice executed by the then Registered Lender that the Loan and Note (or portion thereof) has been transferred to a transferee, promptly provide Borrower with a copy of such notice and record such transferee in the Register as a Registered Lender. Failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s obligations in respect of the Loan. Such Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon Borrower’s reasonable prior notice. Nothing set forth in this Section 10.5 shall decrease Borrower’s rights or increase Borrower’s liabilities under this Agreement, the Note or any other Loan Documents. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents. The rights evidenced by the Note to receive principal and interest may only be transferred if the transfer is registered on the Register pursuant to this Section 10.5.
Section 10.6.    Participant Register. If Lender sells a participation, Lender shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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ARTICLE 11
MISCELLANEOUS
Section 11.1.    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Sections 4.19 and 9.1 shall survive in perpetuity. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, the Security Instrument and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.
Section 11.2.    Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.
Section 11.3.    Governing Law; Submission to Jurisdiction.
(a)    This Agreement shall be interpreted and enforced according to the laws of the State where the Property is located (without giving effect to rules regarding conflict of laws).
(b)    Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to this Agreement and waives all objections which it may have to such jurisdiction and venue.
Section 11.4.    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given, provided, however, that from time-to-time only with respect to: (a) any such waivers and/or approvals of proposed re-allocations of the Reserve Funds as set forth in Section 3.8(c) hereof, or (b) notices of the existence of an Event of Default in connection with any of the disbursement conditions for the disbursement of any of the Reserve Funds pursuant to Article 3 hereof, can be provided by Lender via e-mail (i.e., no modifications, amendments, extensions, discharges or terminations of any provision of this Agreement, the Note or any other Loan Document shall be

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provided by Lender via e-mail). Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. In addition, Lender shall be entitled (but not be obligated) to extend the time periods within which any post-closing obligations set forth in any side-letters executed and delivered by Borrower in favor of Lender on the Closing Date, are required to be completed for such additional period or periods of times as Lender may reasonably determine.
Section 11.5.    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.
Section 11.6.    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed to the parties as follows:

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If to Lender:    Ready Capital Structured Finance
1320 Greenway Drive, Suite 560
Irving, Texas 75038
Attention: Dawnyel Dishman

with a copy to:    Holland & Knight LLP
31 West 52nd Street, 12th Floor
New York, New York 10019
Attention: Paul W. Cicchetti, Esq.

If to Borrower:    3032 Wilshire Investors LLC
c/o Cadence Capital Investments LLC
6400 S. Fiddlers Green Circle, Suite 1820
Greenwood Village, Colorado 80111
Attention: David B. Runberg

with a copy to:    3032 Wilshire Investors LLC
c/o Cadence Capital Investments LLC
6400 S. Fiddlers Green Circle, Suite 1820
Greenwood Village, Colorado 80111
Attention: Drew Willock, Esq.

with a copy to:	Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Attention: Jennifer Eiteljorg, Esq.

with a further copy to:	Strategic Realty Trust, Inc.
c/o Glenborough, LLC
66 Bovet Road, Suite 100
San Mateo, California 94402
Attention:    Chip Burns
A party receiving a notice which does not comply with the technical requirements for notice under this Section 11.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day.
Section 11.7.    Trial By Jury. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

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Section 11.8.    Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 11.9.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.10.    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 11.11.    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 11.12.    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 11.13.    Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 11.14.    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan

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Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 11.15.    No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Borrower, Manager, any contractor or Governmental Authority and Lender nor to grant Lender any interest in the Property other than that of mortgagee or lender.
Section 11.16.    Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or any trustee under the Security Instrument to the payment of the Indebtedness in preference to every other claimant whatsoever.
Section 11.17.    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender’s agents.
Section 11.18.    Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.
Section 11.19.    Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except as disclosed to Lender. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. If Borrower has dealt with one or more of foregoing described Persons, Borrower acknowledges and agrees that such Persons may receive additional compensation and/or fees from Lender. The provisions of this Section 11.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.
Section 11.20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 11.21.    Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time, but in no event more than one time per calendar quarter, upon not less than

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Loan Number 201916813
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fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred, and, if so, specifying each such Event of Default.
Section 11.22.    Bankruptcy Waiver. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (a) files with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (b) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, unless related to Lender Action not filed in connection with an Event of Default by Borrower, (c) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or law relating to bankruptcy, insolvency or other relief of debtors, unless related to Lender Action not filed in connection with an Event of Default by Borrower, (d) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator, unless related to Lender Action not filed in connection with an Event of Default by Borrower, or (e) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, unless related to Lender Action not filed in connection with an Event of Default by Borrower, the automatic stay provided by the U.S. Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section 11.22.
Section 11.23.    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EVIDENCING, SECURING OR PERTAINING TO ALL OR ANY PORTION OF THE LOAN REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER AS TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.
Section 11.24.    Liability and Indemnification.
(a)    Lender shall not be liable for any loss sustained by Borrower resulting from any act or omission of any Indemnified Party unless it is finally judicially determined that such loss was solely caused by the fraud, gross negligence or willful misconduct of Lender or any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit) or under or by reason of any Loan Document. Unless and until Lender becomes

Loan Agreement
Loan Number 201916813
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the fee owner of the Property following an Event of Default, the Loan Documents shall not place responsibility for the control, care, management or repair of the Property upon Lender, nor for complying with any Lease, Contract or Permit; nor shall it make Lender responsible or liable for any waste committed on the Property, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, guest, employee or stranger.
(b)    Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Losses, and reimburse them for any costs and expenses actually incurred, in connection with, arising out of or as a result of (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender’s Liens in the Property (including fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of the appraisal, environmental report(s) (and an environmental consultant), surveys and the engineering report(s) obtained by or delivered to Lender in connection with the Loan, (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, (iv) the exercise of any of Lender’s or the Indemnified Parties’ remedies under any Loan Document, or (v) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit), except to the extent that it is finally judicially determined that any such Loss resulted directly and solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (v) above, Borrower shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder~~.~~
Section 11.25.    Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Loan (including the amount and purpose of the Loan) and Lender’s participation in the origination of the Loan. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender, except for disclosures required by law which shall not require Lender approval but which shall require prior notice to Lender.
Section 11.26.    Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.
Section 11.27.    Taxes. All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If Borrower is required by law to deduct any of the foregoing from

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any sum payable under the Loan Document, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.27), Lender receives an amount equal to the sum Lender would have received had no such deductions been made. In the event of the passage of any Legal Requirement subsequent to the date hereof in any manner changing or modifying Legal Requirements now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such taxes so as to adversely affect Lender or the Lien of the Loan Documents, Borrower will pay any such tax on or before the due date thereof. In the event Borrower is prohibited by Legal Requirements from assuming liability for payment of any such taxes (or if any Legal Requirement would penalize Lender if Borrower makes such payment or if, in the reasonable opinion of Lender, the making of such payment might result in the imposition of interest beyond the Maximum Amount) or from paying any other Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after Lender provides notice to Borrower of such change in law and its election to accelerate the Maturity Date; and failure to pay such amounts on the date due shall be an Event of Default.
Section 11.28.    Further Assurances; Loan Servicing.
(a)    Borrower shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to (i) evidence, preserve and/or protect the Property at any time securing or intended to secure the Indebtedness, and/or (ii) enable Lender to perfect, exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall require from time to time in its discretion.
(b)    Borrower shall also, in connection with any loan servicing matters arising as a result of Borrower’s request hereunder subsequent to the Closing Date, reimburse Lender for any reasonable out‑of‑pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection therewith.
Section 11.29.    Permanent Financing. In the event that Lender (or an Affiliate of Lender) in its sole and absolute discretion provides permanent mortgage financing for the Loan on or before the Maturity Date, the Exit Fee shall be waived by Lender.

[Signatures on the following pages]

Loan Agreement
Loan Number 201916813
#63074348_v17

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:
READYCAP COMMERCIAL, LLC,
a Delaware limited liability company

By:
Name: Dominick Scali
Title: Authorized Signatory
[Signatures continued on following page]

BORROWER:
3032 WILSHIRE INVESTORS LLC,
a Colorado limited liability company

By:          3032 Wilshire SM LLC,
                a Colorado limited liability company,
                its Manager

                By:
                Name: William R. Rothacker
Title: Manager

Schedule 1
Leasing Guidelines
For purposes of Section 5.6 of the Loan Agreement and the defined term “Approved Lease,” any Lease that complies with all of the following conditions shall be deemed to be an “Approved Lease:”

(i)	the Lease is on the Approved Lease Form, without material modification;

(ii)	the Lease contains terms which fall within the guidelines listed below:

Space Category	Min. Lease Term (excluding options to extend or renew)	Maximum Demised Premises under Lease	Minimum Rent	Maximum Free Rent	Maximum Tenant Improvements	Maximum Leasing Commissions
Retail Wilshire Frontage	7-Years	NAP	$113.50/SF NNN	6-Months	$55/SF	6%
Retail Berkeley Frontage	7-Years	NAP	$98/SF NNN	6-Months	$55/SF	6%
Second Floor Retail	7-Years	NAP	$80/SF NNN	6-Months	$55/SF	6%

(iii)	the initial Lease term is no more than ten (10) years;

(iv)	the other terms of the Lease (including any other concessions) are consistent with market conditions and with the Approved Annual Budget; and

(v)	the Lease is a bona fide, arm's-length transaction with a person or entity not affiliated with Borrower.

For avoidance of doubt, any Lease that was entered into prior to the Closing Date shall also be deemed an Approved Lease.

SCHEDULE 1

Schedule 2
Loan Documents

(a)	Promissory Note made by Borrower in favor of Lender in the maximum principal amount of the Loan Amount (the “Note”);

(b)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Borrower, as grantor, for the benefit of Lender, as beneficiary (the “Security Instrument”);

(c)	Assignment of Leases and Rents from Borrower to Lender (the “Assignment of Leases”);

(d)	Environmental Indemnity Agreement made by Borrower and the Rothacker Guarantor in favor of Lender;

(e)	Guaranty of Recourse Obligations made by the Rothacker Guarantor in favor of Lender (the “Rothacker Guaranty of Recourse Obligations”);

(f)
Guaranty of Recourse Obligations made by the SRT Guarantor in favor of Lender (the “SRT Guaranty of Recourse Obligations;” and together with the “Rothacker Guaranty of Recourse Obligations,” collectively, the “Guaranty of Recourse Obligations);

(g)	Completion Guaranty made by the Rothacker Guarantor in favor of Lender;

(h)	Interest Reserve Replenishment Guaranty made by the SRT Guarantor in favor of Lender (the “Interest Reserve Replenishment Guaranty”);

(i)	Deposit Account Control Agreement among Borrower, the Account Bank and Lender;

(j)	Assignment And Subordination of Property Management Agreement from Borrower and Manager in favor of Lender;

(k)	Borrower’s Certification with respect to Borrower made by Borrower to Lender;

(l)	Guarantor’s Certification with respect to the Rothacker Guarantor made by the Rothacker Guarantor to Lender;

(m)	Guarantor’s Certification with respect to the SRT Guarantor made by the SRT Guarantor to Lender;

(n)	Borrower’s Recycled Entity Certification; and

(o)	Side Letter Regarding Post Closing Obligations

SCHEDULE 2

Schedule 3
Approved Annual Budget
[see attached]

SCHEDULE 3

Schedule 4
Approved Capital Expenditures Budget
[see attached]

SCHEDULE 4

Schedule 5
Rent Roll
[see attached]

SCHEDULE 5

Schedule 6
List of Environmental Reports

1.	Phase I Environmental Assessment Report, dated February 19, 2019, prepared by EBI Consulting, Inc., as EBI Project No. 1119000638.

SCHEDULE 6

EXHIBIT A-1
Borrower Compliance Certificate
This Compliance Certificate is prepared pursuant to that certain Loan Agreement (the “Agreement”), dated as of ________, by 3032 WILSHIRE INVESTORS LLC, a Colorado_ limited liability company (the “Borrower”) in favor of ReadyCap Commercial, LLC, for the month ended ____________________ (the “Period”).
The undersigned, [the chief financial officer] of Borrower, pursuant to the Agreement, does hereby certify to Lender, on behalf of Borrower and not in an individual capacity, as follows: (All capitalized terms used herein shall, unless otherwise specified, have the meanings ascribed in the Agreement.)
1.NO DEFAULTS.    No event of default has occurred and is continuing under the Agreement. The financial statements delivered in connection with this Certificate for the Period, a copy of which are annexed hereto, are accurate and complete in all material respects and fairly represent the financial conditions of Borrower as of the above date (if not, explain).
2.    COMPLIANCE.
(a)    Borrower has complied, and is in compliance, with all of the terms, covenants and provisions of the Agreement (if not, explain).
(b)    The Rothacker Guarantor has complied, and is in compliance, with the Net Worth and Liquidity Requirements (if not, explain).

SIGNATURE:        DATE:
TITLE:

EXHIBIT A-1

EXHIBIT A-2
SRT Guarantor Compliance Certificate
This Compliance Certificate is prepared pursuant to that certain Loan Agreement (the “Agreement”), dated as of ________, by 3032 WILSHIRE INVESTORS LLC, a Colorado_ limited liability company (the “Borrower”) in favor of ReadyCap Commercial, LLC, for the month ended ____________________ (the “Period”).
The undersigned, [the chief financial officer] of the SRT Guarantor, pursuant to the Agreement, does hereby certify to Lender, on behalf of the SRT Guarantor and not in an individual capacity, as follows: (All capitalized terms used herein shall, unless otherwise specified, have the meanings ascribed in the Agreement.)
3.    NO DEFAULTS.    No event of default has occurred and is continuing under the SRT Guaranty of Recourse Obligations and the Interest Replenishment Guaranty. The financial statements delivered in connection with this Certificate for the Period, a copy of which are annexed hereto, are accurate and complete in all material respects and fairly represent the financial conditions of Borrower as of the above date (if not, explain).
4.    COMPLIANCE.
(a)    The SRT Guarantor has complied, and is in compliance, with all of the terms, covenants and provisions of the SRT Guaranty of Recourse Obligations and the Interest Replenishment Guaranty (if not, explain).
(b)    The SRT Guarantor has complied, and is in compliance, with the Net Worth and Liquidity Requirements (if not, explain).

SIGNATURE:        DATE:
TITLE:

EXHIBIT A-2

EXHIBIT B
Deposit Account Information
Account Information:
Beneficiary: 3032 Wilshire Investors LLC LB FBO ReadyCap Commercial LLC
Its successors and assigns as Lender
Account Number: 329681305424
Routing Number: 021300077

Lockbox Mailing Address
3032 Wilshire Investors LLC
PO BOX 714993
CINCINNATI, OH 45271-4993

Lockbox Overnight Address (Only)
Attn: Wholesale Lockbox # (714993)
3032 Wilshire Investors LLC
895 Central Ave, Suite 600
Cincinnati, OH 45202

EXHIBIT B

EXHIBIT C
Disbursement Conditions

The following are the applicable disbursement conditions that must be satisfied in connection with the disbursements of each of the Reserve Funds specified below:

For Interest Reserve Funds

1.    The Stabilization Threshold has not occurred.

2.    Net Operating Income is insufficient to pay Interest (as determined by Lender on a quarterly basis).

3.    No Event of Default exists, other than a non-monetary Event of Default (including, but not limited to, the failure of Borrower or either Guarantor to comply with any of the reporting requirements set forth in Section 5.5 hereof) beyond any applicable notice and cure periods and for which Lender has not previously furnished Borrower with written notice (it being the intention of the Parties that such a non-monetary Event of Default, as aforesaid, shall not prohibit the funding of a Draw Request as long as all of the other applicable Disbursement Conditions have been satisfied).
For Operating Expense Reserve Funds

1.    The Stabilization Threshold has not occurred.

2.    Operating Income is insufficient to pay the same (as determined by Lender on a quarterly basis).
3.    No Event of Default exists, other than a non-monetary Event of Default (including, but not limited to, the failure of Borrower or either Guarantor to comply with any of the reporting requirements set forth in Section 5.5 hereof) beyond any applicable notice and cure periods and for which Lender has not previously furnished Borrower with written notice (it being the intention of the Parties that such a non-monetary Event of Default, as aforesaid, shall not prohibit the funding of a Draw Request as long as all of the other applicable Disbursement Conditions have been satisfied).
4.    The disbursement shall be in accordance with the Approved Annual Budget or otherwise approved by Lender.
For Capital Expenditures Reserve Funds

1.    No Event of Default exists, other than a non-monetary Event of Default (including, but not limited to, the failure of Borrower or either Guarantor to comply with any of the reporting requirements set forth in Section 5.5 hereof) beyond any applicable notice and cure periods and for which Lender has not previously furnished Borrower with written notice (it being the intention of

EXHIBIT C

the Parties that such a non-monetary Event of Default, as aforesaid, shall not prohibit the funding of a Draw Request as long as all of the other applicable Disbursement Conditions have been satisfied).
2.    The disbursement shall be in accordance with the Approved Capital Expenditures Budget, or otherwise approved by Lender.
3.    For the initial disbursement of Hard Costs Reserve Funds (but only if and as required by Lender), Borrower shall have also provided Lender with a copy of the executed general construction contract (and a W-9 for such general contractor), as and if applicable, for such Capital Expenditures, which general construction contract (and the general contractor thereunder) shall be reasonably acceptable to Lender. Notwithstanding the foregoing, Lender may request copies of a contract from a subcontractor in connection with a Draw Request if there are change orders that Lender would need to confirm, there is a Lien on the Property from a subcontractor and/or if there is particular or specific issue that Lender has at such time with respect to a particular subcontractor.
4.    For the initial disbursement of Hard Cost Reserve Funds (but only if and as required by Lender) for Capital Expenditures involving “demolition costs,” Borrower shall have also provided Lender with a copy of the executed demolition contract (and W-9’s for the demolition contractor) for such Capital Expenditures, which demolition contract, if not a part of the general construction contract (and the demolition contractor thereunder) shall be reasonably acceptable to Lender.
4.    Borrower shall have delivered copies of the applicable bills, invoices (for amount in excess of $10,000.00) and other documentation reasonably required by Lender (including with respect to any cost for labor or materials furnished to the Property in excess of $50,000 for contracts entered into by Borrower, or otherwise for which the payment of the proceeds of the Draw Request are intended to be used, sworn lien waivers from any Person providing such labor or materials, as well as proof of payment for prior Draw Requests or prior reimbursements, budget trackers and change orders (in order to establish that the costs have been incurred, that the work relating thereto has been completed, and that such amounts are then due.
5.     Borrower shall have delivered copies of receipts, marked “paid,” or cancelled checks or wire confirmations, for the Capital Expenditures covered by the Capital Expenditures Reserve Funds disbursed to Borrower pursuant to the immediately preceding Draw Request therefor.
6.    Lender shall have, at Lender’s option, inspected the Property in order to confirm that the Capital Expenditures have been completed and installed (and Borrower will pay all of Lender's actual, out-of-pocket costs, fees and expenses associated with such inspections, which may include fees and costs of an independent, third-party inspector).
For Tenant Improvements/Leasing Commissions Reserve Funds

1.    No Event of Default exists, other than a non-monetary Event of Default (including, but not limited to, the failure of Borrower or Guarantor to comply with any of the reporting requirements set forth in Section 5.5 hereof) beyond any applicable notice and cure periods and for which Lender has not previously furnished Borrower with written notice (it being the intention of the Parties that

EXHIBIT C

such a non-monetary Event of Default, as aforesaid, shall not prohibit the funding of a Draw Request as long as all of the other applicable Disbursement Conditions have been satisfied).
2.    The disbursement shall be for an Approved Leasing Expense, or otherwise approved by Lender.
3.    If the requested disbursement is for the payment or reimbursement of Approved Leasing Expenses associated with a Material Lease, Lender shall, if required by Lender, have also previously reviewed and approved such Material Lease.
4.    For the disbursement of Tenant Improvements/Leasing Commissions Reserve Funds (but only if and as required by Lender) for Tenant Improvements, Borrower shall have also provided Lender with a copy of the executed construction contract if entered into by Borrower (and W-9’s for the contractor) for such Tenant Improvements, which construction contract (and the contractor thereunder) shall be reasonably acceptable to Lender.
5.    For the disbursement of Tenant Improvements/Leasing Commissions Reserve Funds (but only if and as required by Lender) for leasing commissions comprising Approved Leasing Expenses, Borrower shall have also provided Lender with W-9’s for the broker, and if requested by Lender, acting reasonably, with a copy of the executed leasing/brokerage contract for such leasing commissions (which leasing/brokerage contract shall in such case also be reasonably acceptable to Lender).
6.    Borrower shall have delivered copies of the applicable bills, invoices (for amounts in excess of $10,000.00) and other documentation reasonably required by Lender (including with respect to any cost for labor or materials furnished to the Property in excess of $50,000 for contracts entered into by Borrower, or otherwise for which the payment of the proceeds of the Draw Request are intended to be used, sworn lien waivers from any Person providing such labor or materials, as well as proof of payment for prior Draw Requests or prior reimbursements, budget trackers and change orders) in order to establish that the costs have been incurred, that the work relating thereto has been completed, and that such amounts are then due. For avoidance of doubt and purposes of clarification, Lender will not require Borrower to deliver copies of any construction contracts entered into by a tenant and a contractor for any Tenant Improvements covered by a Draw Request.
7.     Borrower shall have delivered copies of receipts, marked “paid,” or cancelled checks or wire confirmations, for the Approved Leasing Expenses covered by the Tenant Improvements/Leasing Commissions Reserve Funds disbursed to Borrower pursuant to the immediately preceding Draw Request therefor.
8.    Lender shall have, at Lender’s option, inspected the Property in order to confirm that the Tenant Improvements have been completed and installed (and Borrower will pay all of Lender's actual, out-of-pocket costs, fees and expenses associated with such inspections, which may include fees and costs of an independent, third-party inspector).
For Replacement Costs Reserve Funds

EXHIBIT C

1.    No Event of Default exists, other than a non-monetary Event of Default (including, but not limited to, the failure of Borrower or Guarantor to comply with any of the reporting requirements set forth in Section 5.5 hereof) beyond any applicable notice and cure periods and for which Lender has not previously furnished Borrower with written notice (it being the intention of the Parties that such a non-monetary Event of Default, as aforesaid, shall not prohibit the funding of a Draw Request as long as all of the other applicable Disbursement Conditions have been satisfied).
2.    Lender shall have reviewed and approved of the Draw Request (which shall set forth the details concerning the Replacement Costs).

3.    Lender shall have, at Lender’s option, inspected the Property in order to confirm that the Replacements Costs at the Property have been completed and installed (and Borrower will pay all of Lender's actual, out-of-pocket costs, fees and expenses associated with such inspections, which may include fees and costs of an independent, third-party inspector).

EXHIBIT C

EXHIBIT D
Excess Cash Flow Account Information
Bank:         KeyBank N.A.
Location:         127 Public Square, Cleveland, OH. 44114
ABA:         041001039
Account Name:     KCM Payment Clearings
Account No.:         359951013036
Contact:         Account Manager
Reference:         Loan Number 201916813

EXHIBIT D

EXHIBIT E
Definition of Single-Purpose Entity
A "Single Purpose Entity" is an entity that has not and will not and has organizational documents that provide that it has not and will not:
(1)    engage in any business or activity other than the ownership, leasing, sale, refinancing operation and maintenance of the Property, and activities incidental thereto;
(2)    acquire or own any assets other than (i) the Property, and (ii) such incidental personal property as may be necessary for the ownership, leasing, maintenance and operation of the Property;
(3)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, except as otherwise permitted under the Loan Documents transfer, or otherwise dispose of all or substantially all of its assets or change its legal structure;
(4)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under applicable Legal Requirements of the jurisdiction of its organization or formation, or except as permitted under the Loan Documents, amend, modify, terminate or fail to comply with the provisions of its organizational documents without Lender's prior written consent;
(5)    own any subsidiary, or make any investment in, any Person (other than cash and investment-grade securities, issued by an entity that is not an affiliate of or subject to common ownership with such entity);
(6)    except as contemplated by the Loan Documents, commingle its funds or assets with the funds or assets of any other Person;
(7)    incur any indebtedness (including guaranteeing any obligation) other than (i) the Indebtedness, and the indebtedness evidenced and secured by the Loan Documents, (ii) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than sixty (60) days past the date incurred and paid not more than sixty (60) days following the date due unless being contested in good faith by Borrower, (iii) permitted equipment leases, (iv) Impositions, (v) Premiums, (vi) costs and expenses related to the construction of improvements evidenced by the Approved Capital Expenditures Budget, and (vii) Tenant Improvement costs and leasing commissions ((i) through (vii) collectively “Permitted Indebtedness”); provided however, the aggregate amount of the indebtedness described in (ii) and (iii) shall not exceed at any time two percent (2%) of the aggregate outstanding principal amount of the Indebtedness and the indebtedness evidenced and secured by the Loan Documents. No indebtedness other than the Indebtedness and the indebtedness evidenced and secured by the Loan Documents may be secured by the Property;

EXHIBIT E

(8)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person. Borrower's assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower's assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower's assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower's own separate balance sheet;
(9)    enter into any contract or agreement with any partner, member, shareholder, principal or affiliate, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with unaffiliated third parties;
(10)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(11)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(12)    make any loans or advances to any Person;
(13)    fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);
(14)    fail to (i) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (ii) conduct its business solely in its own name, (iii) hold its assets in its own name or (iv) correct any known misunderstanding regarding its separate identity;
(15)    fail to endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so provided, however, that the foregoing shall not be interpreted so as to require any capital contributions from any Person to such Person);
(16)    without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, (i) file or consent to the filing of any petition, either voluntary or involuntary except in connection with a Lender Action, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official except in connection with a Lender Action, (iii) intentionally omitted, (iv) make an assignment for the benefit of creditors except in connection with a Lender Action or (v) take any action to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property except in connection with a Lender Action, or admit in writing Borrower's inability to pay

EXHIBIT E

its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law except in connection with a Lender Action, dissolve or liquidate Borrower;
(17)    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;
(18)    fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so provided, however, that the foregoing shall be interpreted so as to require any capital contributions from any Person to such Person);
(19)    acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or
(20)    identify its partners, members, shareholders or other affiliates, as applicable, as a division or part of it.

EXHIBIT E

EXHIBIT F
Tenant Direction Letter
[see attached]

EXHIBIT F

EXHIBIT G
Disbursement Certification

FORM OF DISBURSEMENT CERTIFICATION AND SCHEDULE
Loan No. [            ]
The undersigned (“Affiant”) does hereby certify and affirm (on behalf of the applicable entity and not in an individual capacity), the following to [_________________________] (“Lender”) to induce Lender to disburse (the “Disbursement”) the aggregate sum of $[______________________] from the [___________________________________________] pursuant to the terms of that certain Loan Agreement (“Loan Agreement”) originally entered into between [____________________________] (“Borrower”) and ReadyCap Commercial, LLC, a Delaware limited liability company, d/b/a Ready Capital Structured Finance, dated ____________________. Any capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Loan Agreement.
1.    Affiant is the ______________ of Borrower, has actual knowledge as to the matters herein set forth and makes this Certification pursuant to Section _____ of the Loan Agreement.
2.    To Affiant’s knowledge, no Default or Event of Default by Borrower or Guarantor exists under any of the Loan Documents.
3.    To Affiant’s knowledge, all of the statements, information, costs and amounts set forth herein or on Exhibit A attached hereto are true and correct in all material respects as of the date hereof. All of the Disbursement funds shall be used solely for the purposes of paying the costs of the [______________________________________] specified herein, or for reimbursing Borrower for such costs previously paid by Borrower.
4.    All [___________________________________________] to be funded by the requested Disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, have not been the subject of a previous Disbursement, and that all outstanding payables with respect thereto (other than those to be paid from the requested Disbursement) have been paid in full.
5.    Attached hereto as Exhibit A is a schedule of each contractor, subcontractor, materialman and/or person (each, a “Payee”) to be paid (or for which Borrower is to be reimbursed for amounts previously paid by it to such Payee) from the proceeds of the Disbursement, the aggregate amount then payable to each such Payee, and related invoice numbers to be paid from the Disbursement.
6.    Each Payee has been paid, or will be paid with the proceeds of the Disbursement, the amounts then due and payable to such Payee in connection with the goods, work or services specified on Exhibit A provided by each such Payee, and Borrower has obtained lien waivers (as and to the extent required under the Loan Documents) from each such Payee with respect to such specified goods, work or services.
7.    Each previous disbursement of [________________________________] was used to pay the costs of the [__________________________________] identified in the Disbursement Certification and Schedule provided in connection with such previous disbursement.
Date: ________________________

EXHIBIT G

[TO BE EXECUTED BY AN AUTHORIZED OFFICER, GENERAL PARTNER, MANAGING MEMBER OR SOLE MEMBER OF BORROWER (ON BEHALF OF THE APPLICABLE ENTITY AND NOT IN AN INDIVIDUAL CAPACITY), AS APPLICABLE]

EXHIBIT G

EXHIBIT H
Organizational Chart
[see attached]

EXHIBIT H